EXHIBIT 10.11
TWO INTERNATIONAL PLACE
Boston, Massachusetts
OFFICE LEASE
THOMAS WEISEL PARTNERS GROUP, LLC

TABLE OF CONTENTS

ARTICLE I — REFERENCE DATA	1

1.1 SUBJECTS REFERRED TO	1

ARTICLE II — PREMISES; TERM; RENT; OPERATING EXPENSES; AND ELECTRICITY	3

2.1 PREMISES AND EXCLUSIONS	3
2.2 APPURTENANT RIGHTS	4
2.3 RESERVATIONS	4
2.4 TERM	4

2.4.1 Extension Option	4

2.5 ANNUAL FIXED RENT	5

2.5.1 Extension Term	6
2.5.2 Fair Market Rent Rate	6

2.5.3 Arbitration	6

2.6 ADDITIONAL CHARGES — OPERATING EXPENSES	7

2.6.1 Additional Charges — General Covenant	7
2.6.2 Payments	7

2.6.3 “Landlord’s Operating Expenses” — Definition	8

2.7 ELECTRICITY	9

ARTICLE III — CONSTRUCTION OF IMPROVEMENTS	10

3.1 CONSTRUCTION OF PHASE 2 — LANDLORD’S WORK	10

3.2 CONSTRUCTION FOR TENANT — FINISH WORK	10

ARTICLE IV — LANDLORD’S COVENANTS	10

4.1 LANDLORD’S COVENANTS	10

4.1.1 Building Services	10

4.1.1.1 Water Charges	11
4.1.1.2 Elevator Service	11
4.1.1.3 Cleaning	11
4.1.1.4 Heat and Air-conditioning	11
4.1.1.5 Energy Conservation	11

4.1.2 Repairs
4.1.3 Building Directory and Office Identification	11
4.1.4 Quiet Enjoyment	11
4.1.5 Fire Protection	12
4.1.6 Security	12

4.2 INTERRUPTION	12

ARTICLE V — TENANT’S ADDITIONAL COVENANTS	13

5.1 MAINTENANCE AND REPAIR	13
5.2 USE, WASTE AND NUISANCE	13
5.3 RULES AND REGULATIONS	14
5.4 SAFETY APPLIANCES	14
5.5 INDEMNIFICATION AND INSURANCE	14
5.6 TENANT’S PROPERTY	15
5.7 ENTRY FOR REPAIRS AND INSPECTIONS	15
5.8 EXPENSES AND ATTORNEYS’FEES	15
5.9 ASSIGNMENT, SUBLETTING	15
5.10 TENANT WORK	17

5.10.1 General	17
5.10.2 Construction Documents	17
5.10.3 Performance of Tenant Work	18
5.10.4 Payment for Tenant Work	19

5.11 HEAVY EQUIPMENT	19
5.12 SURRENDER AND LIEN FOR RENT	19
5.13 PERSONAL PROPERTY TAXES	20

ARTICLE VI — CASUALTY AND TAKING	20

6.1 DAMAGE BY FIRE OR CASUALTY	20
6.2 CONDEMNATION — EMINENT DOMAIN	21
6.3 EMINENT DOMAIN AWARD	21
6.4 TEMPORARY TAKING	22

ARTICLE VII — DEFAULT	22

7.1 TERMINATION FOR DEFAULT OR INSOLVENCY	22
7.2 REIMBURSEMENT OF LANDLORD’S EXPENSES	23
7.3 DAMAGES	23
7.4 MITIGATION	24
7.5 CLAIMS IN BANKRUPTCY	24
7.6 INTEREST ON UNPAID AMOUNTS	24
7.7 MINIMUM NET WORTH	24
7.8 VACANCY DURING LAST SIX MONTHS	24

ARTICLE VIII — MISCELLANEOUS	24

8.1 MEASUREMENT OF FLOOR AREA	24
8.2 HOLDOVER	25
8.3 ESTOPPEL CERTIFICATES	25
8.4 NOTICE	25
8.5 LANDLORD’S RIGHT TO CURE	26
8.6 SUCCESSORS AND ASSIGNS	26
8.7 BROKERAGE	26
8.8 WAIVER	26
8.9 ACCORD AND SATISFACTION	26
8.10 REMEDIES CUMULATIVE	27
8.11 PARTIAL INVALIDITY	27
8.12 WAIVERS OF SUBROGATION	27

8.13 ENTIRE AGREEMENT	27
8.14 NO AGREEMENT UNTIL SIGNED	27
8.15 TENANT’S AUTHORIZED REPRESENTATIVE	27
8.16 NOTICE OF LEASE	27
8.17 TENANT AS BUSINESS ENTITY	28
8.18 RELOCATION	28
8.19 ADJACENT PROPERTY	28
8.20 MISCELLANEOUS PROVISIONS	29

ARTICLE IX — LANDLORD’S LIABILITY AND ASSIGNMENT FOR FINANCING	29

9.1 LANDLORD’S LIABILITY	29

9.2 ASSIGNMENT OF RENTS	29

ARTICLE X — SECURITY DEPOSIT	30

ARTICLE XI — SUBORDINATION	30

EXHIBIT A — Description of Land
EXHIBIT B — Plan of Premises
EXHIBIT C — Work Letter — Finish Work
EXHIBIT D — Landlord’s Services
EXHIBIT E — Measurement of Rentable Floor Area and Usable Floor Area
EXHIBIT F — Statement of Tenant in Re Lease
EXHIBIT G — Subordination of Mortgage
EXHIBIT H — Tenant Work and Insurance Schedule

TWO INTERNATIONAL PLACE
Boston, Massachusetts
LEASE dated June 30, 1999
ARTICLE I
REFERENCE DATA
          1.1 SUBJECTS REFERRED TO
     Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article. LANDLORD: FORT HILL SQUARE PHASE 2 ASSOCIATES, a Massachusetts general partnership

LANDLORD’S ADDRESS:	46th Floor
One International Place
Fort Hill Square
Boston, Massachusetts 02110

TENANT:	Thomas Weisel Partners Group, LLC a Delaware limited liability company

TENANT’S ORIGINAL ADDRESS:	One Montgomery Street, Suite 3700 San Francisco, CA 94104

TENANT’S NOTICE ADDRESS AFTER TERM COMMENCEMENT DATE:	Two International Place
Fort Hill Square Boston,
Massachusetts 02110

and

One Montgomery Street, Suite 3700
San Francisco, CA 94104

TENANT PLAN DELIVERY DATE:	Not Applicable

TERM COMMENCEMENT DATE:	See Section 2.4

RENT COMMENCEMENT DATE:	July 1, 1999

TERM EXPIRATION DATE:	June 30, 2004

ANNUAL FIXED RENT RATE PER SQUARE FOOT OF RENTABLE FLOOR AREA:	$67.00

ANNUAL FIXED RENT RATE PER SQUARE FOOT OF RENTABLE FLOOR AREA FOR THE EXTENSION TERM:	As set forth in Section 2.5.1

BASE OPERATING EXPENSES PER
SQUARE FOOT OF RENTABLE
FLOOR AREA:	The amount of Landlord’s Operating Expenses and Landlord’s Taxes per square foot of Rentable Floor Area actually charged to office tenants in the Building for calendar year 1999 under leases with definitions of Landlord’s Operating Expenses and Landlord’s Taxes equivalent to those in Section 2.6 of the Lease

LAND:	The land described on Exhibit A.

BUILDING:	The entire building and all improvements on the Land constructed by Landlord but excluding the retail space on the lower, ground and second levels and excluding the below-grade parking areas. Such building and improvements comprise the North Tower of the International Place Project, and are known as Two International Place.

PHASE 2:	All of the improvements on the Land constructed by Landlord (including the Building, courtyard areas, retail space, and parking areas thereon). The retail space located on the lower, ground and second levels of Phase 2 is referred to herein as the “Retail Space.” The below-grade parking areas located in Phase 2 are referred to herein as the “Parking Garage.”

PROJECT:	Phase 2 and the improvements now owned and operated by Fort Hill Square Associates consisting of the One International Place office building and appurtenant courtyard and parking areas (“Phase 1”), all known as International Place, a twin office tower complex located in Boston, Massachusetts on the land bounded by Oliver, High and Purchase Streets.

TOTAL RENTABLE FLOOR AREA OF BUILDING:	751,172 square feet.

PREMISES:	The space delineated on Exhibit B

RENTABLE FLOOR AREA OF PREMISES:	3,197 square feet located on Floor 18

PERMITTED USES:	Executive, professional or corporate offices, including ancillary uses thereof, but specifically excluding medical or dental offices, utility company offices, employment agency offices (other than executive or professional search firms) and governmental or quasi-governmental offices. For purposes hereof, uses ancillary to the Permitted Uses shall include executive kitchen and dining facilities for use by the employees and business invitees of the Tenant so long as the same are not made available for use by the general public.

FINISH WORK ALLOWANCE PER SQUARE FOOT OF RENTABLE FLOOR AREA:	$5.00

SECURITY DEPOSIT: TENANT’S	Not Applicable

MINIMUM NET WORTH: PUBLIC	Not Applicable

LIABILITY INSURANCE:	$2,000,000

LANDLORD’S MANAGING AGENT:	The Chiofaro Company, Inc.

NOTICE ADDRESS FOR LANDLORD’S MANAGING AGENT	One International Place 4th Floor Fort Hill Square Boston, Massachusetts 02110

BROKER:	Cushman & Wakefield of Massachusetts, Inc.

ELECTRICITY REIMBURSEMENT:	$1.20 per square foot of Rentable Floor Area of Premises
TENANT’S AUTHORIZED REPRESENTATIVE: Frank Driscoll
LANDLORD’S FINISH WORK REPRESENTATIVE: Theodore A. Oatis
     1.2 Exhibits
     The following is a list of Exhibits attached to this Lease.
     Exhibit A. Description of Land.
     Exhibit B. Plan of Premises
     Exhibit C. Work Letter — Finish Work.
     Exhibit D. Landlord’s Services.
     Exhibit E. Measurement of Rentable Floor Area and Usable Floor Area.
     Exhibit F. Tenant Estoppel.
     Exhibit G. Subordination of Mortgage Agreement.
     Exhibit H. Tenant Work Insurance Schedule.
ARTICLE II
PREMISES; TERM; RENT; OPERATING EXPENSES; AND ELECTRICITY
     2.1 PREMISES AND EXCLUSIONS
     Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises. The Premises exclude common areas and facilities of the Project, including without limitation exterior faces of exterior walls, the common stairways and stairwells, the Retail Space, the Parking Garage, entranceways and the ground floor lobby and courtyard areas, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving other parts of the Project (exclusively or in common) and other common areas and facilities. If the Premises include less than the entire rentable area of any floor, then the Premises also exclude the common corridors, elevator lobby and toilets located on such floor.

     This Lease is subject to all easements, restrictions, agreements, and encumbrances of record to the extent in force and applicable. Landlord represents that none of the easements, restrictions, agreements or encumbrances of record, to which the Lease is subject, unreasonably interfere with the use of the Premises for the Permitted Uses.
     2.2 APPURTENANT RIGHTS
     Tenant shall have, as appurtenant to the Premises, rights to use in common (subject to reasonable rules of general applicability to tenants and other users of the Building from time to time made by Landlord of which Tenant is given notice): (a) the common lobbies, corridors, stairways, elevators and loading platform of Phase 2, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others; (b) common driveways and walkways necessary for access to the Building; (c) if the Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby on such floor and serving the Premises; and (d) all other areas or facilities in or about Phase 2 from time to time intended for general use by Tenant, other Building tenants, and Landlord.
     2.3 RESERVATIONS
     Landlord reserves the right from time to time, without unreasonable (except in emergency) interruption of Tenant’s use: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Project, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or the Project; and (b) to alter or relocate any other common facility, including without limitation the Retail Space, Parking Garage and lobby and courtyard areas. Installations, replacements and relocations referred to in clause (a) above shall be located as far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises.
     2.4 TERM
     Landlord estimates that the Term will begin on the Estimated Term Commencement Date. Landlord shall endeavor, in good faith, to cause the Term to begin on or about the Estimated Term Commencement Date. However, in attempting to accomplish the foregoing, Landlord shall not be obligated to exercise any efforts or to expend any sums which are out of the ordinary course of developing or operating Phase 2. Landlord’s failure to cause the Term to begin on or about the Estimated Term Commencement Date, for any reason, shall not give rise to any liability of Landlord hereunder, shall not constitute a Landlord’s default, shall not affect the validity of this Lease, and shall have no effect on the beginning or end of the Term as otherwise determined hereunder or on Tenant’s obligations associated therewith. The Term Commencement Date shall be the date on which this Lease is executed, upon which date Landlord shall deliver the Premises to Tenant free of any occupants and in its as-is-condition.
     Following the Term Commencement Date, Landlord and Tenant shall execute, acknowledge and deliver an agreement, in recordable form, stating the date on which the Term Commencement Date occurred.
     2.4.1 Subordinated Extension Option. Tenant shall have one option (the “Extension Option”) to extend the Term for one five-(5)-year extension term (the “Extension Term”). Any extension of the Term shall be applicable to the entire Premises. If Tenant fails timely to exercise the Extension Option, Tenant shall have no further extension rights hereunder. Annual Fixed Rent for any Extension Term shall be paid in accordance with the terms and conditions of Section 2.5 at an Annual Fixed Rent Rate equal to the Extension Rent Rate set forth in Section 2.5.1. Tenant’s lease of the Premises during any Extension Term shall be on all of the terms and conditions of this Lease in effect immediately prior to the extension (except that Tenant shall have no further option to extend the Term after the end of the Extension Term).
     Tenant’s Extension Option shall be subject and subordinate to Landlord’s right to lease the Premises to another tenant leasing at least 10,000 square feet of Rentable Area in the Building (including, without limitation, the Premises) for all or part of the Extension Term (the “Superior Rights”). Notwithstanding any provision of this Section to the contrary, in the event that Landlord enters into such a lease, the Extension Option shall be null and void and without further force or effect. Landlord shall from time to time, upon request of Tenant, advise Tenant of the status of such Superior Rights regarding the Premises and in all events in Landlord’s response under clause (b) below.
     The procedures for Tenant to exercise the Extension Option, and for the applicable Extension Rent Rate applicable to the Extension Term to be determined, are as follows:
     (a) If Tenant wishes to consider exercising the Extension Option, Tenant shall so notify Landlord no more than fifteen (15) months, and no less than twelve (12) months, prior to the date the Term is then scheduled to expire. Failure by Tenant timely to send a notice under this Paragraph (a) shall constitute an irrevocable waiver of Tenant’s right to extend the Term.
     (b) If Tenant timely delivers a notice under Paragraph (a) above, Landlord shall furnish Tenant with Landlord’s estimate of the Extension Rent Rate for the Extension Term no later than ten (10) months prior to the date the Term is then scheduled to expire. Such notice shall also advise Tenant whether Landlord has exercised the Superior Rights set forth above.
     (c) If Tenant timely notifies Landlord under Paragraph (a) above, on or before the date one (1) month after Landlord furnishes its estimate to Tenant under Paragraph (b) above, Tenant shall either (i) waive the Extension Option, (ii) exercise the Extension Option by giving Landlord notice to such effect accepting Landlord’s estimate of the Extension Rent Rate for the Extension Term, or (iii) exercise the Extension Option but cause the matter of the Fair Market Rent Rate to be submitted to arbitration in accordance with Section 2.5.3 hereof by giving Landlord notice to such effect, which notice under clause (iii) shall state Tenant’s estimate of the Fair Market Rent Rate. Failure timely to give a notice exercising the Extension Option as specified under this Paragraph (c) shall constitute an irrevocable waiver of Tenant’s right to extend the Term.
     (d) If Tenant shall exercise the Extension Option in accordance with this Section 2.4.1, the provisions of this Section shall be self-operative, but upon request by either party after determination of the Extension Rent Rate for the Extension Term, the parties shall execute an agreement specifying the Annual Fixed Rent Rate for the Extension Term and acknowledging the extension of the Term.
     (e) Notwithstanding any provision of this Section to the contrary, Tenant’s option to extend the Term shall be void, at Landlord’s election, if (i) Tenant is in default hereunder, after any applicable notice and cure periods have expired, at the time Tenant elects to extend the Term or at the time the Term would expire but for such extension, or (ii) any Sublease exists at either such time that results in the Tenant originally named herein (or any entity for which Landlord’s consent to a Sublease is not required under Section 5.9) occupying less than 75% of the Premises.
     2.5 ANNUAL FIXED RENT
     Tenant covenants and agrees to pay the Annual Fixed Rent in Section 1.1 to Landlord in advance in equal monthly installments on the first day of each calendar month commencing on the Rent Commencement Date and continuing through the end of the Term. All payments shall be due without billing or demand and without deduction, setoff or counterclaim. Tenant shall make payment for any portion of a month at the beginning or end of the Term. All payments shall be payable to Landlord at its Address, both as specified in Section 1.1, or to such other entities at such other places as Landlord may from time to time designate.
     Without limiting the foregoing, Tenant’s obligation so to pay rent, or to pay any additional charge hereunder, shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or (except as expressly provided herein) any casualty or taking, or any failure by Landlord to perform any covenant contained herein, or any other occurrence; and Tenant waives all rights now or hereafter existing to terminate or cancel this Lease or quit or surrender the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent or additional charges.

     2.5.1 Extension Term. During any Extension Term under Section 2.4.1, Tenant shall pay Annual Fixed Rent for the Premises at the rate (“Extension Rent Rate”) equal to the Fair Market Rent Rate (as defined in Section 2.5.2) determined for the Premises for the Extension Term, but not less than the Annual Fixed Rent Rate in effect for the Premises immediately prior to such extension. For purposes of the comparison in the preceding sentence, the Fair Market Rent Rate shall be restated in the manner set forth in Section 2.5.2 to use the same Base Operating Expenses figure applicable to the Annual Fixed Rent Rate in effect immediately prior to such extension.
     2.5.2 Market Rent Rate.
     The “Fair Market Rent Rate” shall mean the annual fair market rent per square foot for the Premises, determined for a term coterminous with the Extension Term, under the terms of this Lease, in the condition then existing in the Premises (or such better condition as the Premises are required to be maintained under the Lease). In computing such Fair Market Rent Rate, reference shall be made to lease transactions for comparable office space in the Project with appropriate adjustments for any relevant factors, such as differences in the timing of the transaction, the location and condition of the space, and any free rent or comparable concessions, and an adjustment as provided in the next paragraph shall be made so that the base operating expenses figure for such comparable space is equal to the reasonably anticipated Base Operating Expenses Per Square Foot of Rentable Floor Area for the Premises for the first year of the Extension Term).
     In ascertaining the Fair Market Rent Rate, a new Base Operating Expenses Per Square Foot of Rentable Floor Area shall be determined, which shall represent the reasonably anticipated Landlord’s Operating Expenses Per Square Foot of Rentable Floor Area in the first year of the period for which the Fair Market Rent Rate is then being determined. Subject to the following sentence, such new Base Operating Expenses figure shall be effective for the entire period for which the Fair Market Rent Rate is then being determined. At Landlord’s election, such Fair Market Rent Rate may be restated using the Base Operating Expenses figure then in effect for the Premises (e.g., the rate calculated above shall be reduced by the excess of the new Base Operating Expenses figure over the Base Operating Expenses figure then in effect for the Premises), in which event the existing Base Operating Expenses figure shall apply to the space and term in question.
     2.5.3 Arbitration. In the event of a dispute concerning the applicable Fair Market Rent Rate under Section 2.5.2, such dispute shall be arbitrated in accordance with the following procedure. Each of Landlord and Tenant, within twenty days after notice by Tenant disputing Landlord’s estimate of the Rent Rate, shall appoint as an arbitrator a commercial real estate broker with at least ten years experience as a commercial real estate broker for leases in first-class high-rise office buildings in the financial district of Boston, Massachusetts, and shall give notice of such appointment to the other party. If either Landlord or Tenant shall fail timely to appoint an arbitrator, the other may apply to the Boston Office of the American Arbitration Association (“A A A”) for appointment of such an arbitrator five business days after notice of such failure to the delinquent party if such arbitrator has not then been appointed. The two arbitrators shall, within five business days after appointment of the second arbitrator, appoint a third arbitrator who shall be similarly qualified. If the two arbitrators are unable to agree timely on the selection of the third arbitrator, then either arbitrator on behalf of both may request such appointment from the Boston office of the AAA. The arbitration shall be conducted in accordance with the commercial arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern). The arbitrators shall be charged to reach a majority written decision in accordance with the standards for Fair Market Rent Rate as provided in Section 2.5.2, within twenty (20) days after the third arbitrator is appointed, by selecting either of the final estimates of the Rent Rate provided by Landlord and Tenant at the commencement of the hearing. The arbitrators shall have no authority or jurisdiction to make any other determination of such amount. The cost of the arbitration (exclusive of each party’s witness and attorneys fees, which shall be paid by such party) shall be borne equally by the parties. If the AAA shall cease to provide arbitration for commercial disputes in Boston, the second or third arbitrator, as the case may be, shall be appointed by any successor organization providing substantially the same services, and in the absence of such an organization, by a court of competent jurisdiction under the arbitration act of The Commonwealth of Massachusetts.

     If the Extension Term shall commence prior to the determination of the Fair Market Rent Rate, for any period during which the applicable Rent Rate is in dispute hereunder, Tenant shall make payment on account of Annual Fixed Rent at the rate estimated by Landlord as the Rent Rate, and the parties shall adjust for over or underpayments within thirty days after the decision of the arbitrators is announced.
     2.6 ADDITIONAL CHARGES — OPERATING EXPENSES
     2.6.1 Additional Charges — General Covenant. Tenant covenants and agrees to pay to Landlord, as additional charges, an amount equal to the product of (a) the Rentable Floor Area of the Premises and (b) the excess (if any) of Landlord’s Operating Expenses per square foot of Rentable Floor Area allocable to Tenant over Base Operating Expenses Per Square Foot of Rentable Floor Area. Except as provided in the next sentence, Landlord’s Operating Expenses per square foot of Rentable Floor Area allocable to Tenant for any period shall be the total amount of Landlord’s Operating Expenses for such period (actual or extrapolated, as described herein) divided by 95% (or, if greater, the percentage occupied) of the Total Rentable Floor Area of the Building provided that if less than 95% of the Total Rentable Floor Area of the Building are occupied at any time during such period, Landlord may extrapolate components of Landlord’s Operating Expenses as though the Total Rentable Floor Area of the Building had been occupied at all times during such period. If Landlord is not obligated to furnish cleaning and janitorial services, or any other item, the costs of which are included in Landlord’s Operating Expenses, to all rentable areas of the Building or if Landlord furnishes amounts of any such item to the Premises in return for direct reimbursement of the cost thereof (any such item not furnished to all such rentable areas or furnished to any rentable areas on a direct reimbursement basis is referred to as a “restricted item”), Landlord’s Operating Expenses per square foot allocable to Tenant for any period shall be the sum of the following amounts (x) and (y):
     (x) For each restricted item included in Landlord’s Operating Expenses and furnished to the Premises, the cost of such item for the period divided by the total Rentable Floor Area of all premises to which the item is then furnished, or if such item is a directly reimbursable item (not payable under another provision of this Lease), the amount of direct reimbursement divided by the Rentable Floor Area of the Premises.
     (y) For all other items included in Landlord’s Operating Expenses, the amount per square foot thereof allocable to Tenant in accordance with the second sentence of this Section 2.6.1.
     Appropriate adjustments (including adjustments in Base Operating Expenses Per Square Foot of Rentable Floor Area, which are quoted on an annual basis in Section 1.1) shall be made for any portion of a year at the beginning or end of the Term or for any year during which changes occur in the percentage of occupancy of the Building or in the Rentable Floor Area to which Landlord furnishes restricted items.
     2.6.2 Payments. Additional charges for Operating Expenses under this Section 2.6 shall be paid for any portion of a month at the beginning of the Term and thereafter in monthly installments on the first day of each calendar month in amounts (if any) reasonably estimated by Landlord for the then current calendar year. Landlord may from time to time revise such estimates based on available information relating to Landlord’s Operating Expenses or otherwise affecting the calculation hereunder. Within 120 days after the end of each calendar year, Landlord will provide Tenant with a statement, prepared by a representative of Landlord or Landlord’s Managing Agent, of the total amount of additional charges for Operating Expenses for such calendar year prepared in accordance herewith and otherwise in accordance with generally accepted accounting principles. Upon issuance of Landlord’s statement, there shall be an adjustment between Landlord and Tenant for the calendar year covered by such statement to the end that Landlord shall have received the exact amount of additional charges shown on the statement. Any overpayments by Tenant hereunder shall be credited against the next payments of Annual Fixed Rent or additional charges due under this Section 2.6, provided there are no outstanding amounts due Landlord under this Lease at such time. Any underpayments by Tenant shall be due and payable within thirty (30) days of delivery of Landlord’s statement. With respect to the calendar year in which the Term ends, the adjustment shall be pro rated for the portion of the year included in the Term, but shall take place nevertheless at the times provided in the preceding sentences. Landlord’s statement with respect to Operating Expenses shall be binding upon, and may not be disputed by, Tenant unless the statement is incorrect and is disputed by Tenant (within 90 days of Tenant’s receipt of Landlord’s statement) by a notice to Landlord specifically stating the grounds for dispute. Tenant’s failure so to dispute Landlord’s statement shall constitute a waiver of Tenant’s right to dispute the statement. Notwithstanding any dispute concerning Landlord’s statement, payments shall be made by the parties in accordance with Landlord’s statement at the time and in the manner set forth above, and if necessary there shall be a further adjustment between the parties at the time the dispute is resolved.
     2.6.3 “Landlord’s Operating Expenses” — Definition. “Landlord’s Operating Expenses” means all costs of Landlord in owning, servicing, operating, managing, maintaining, and repairing the Building, and providing services to tenants including, without limitation, the costs of the following: (i) supplies, materials and equipment purchased or rented, total wage and salary costs paid to, and all contract payments made on account of, all persons engaged in the operation, maintenance, security, cleaning and repair of the Building and Land, including Social Security, old age and unemployment taxes and so-called “fringe benefits”; (ii) building services furnished to tenants of the Building at Landlord’s expense (including the types of services provided to Tenant pursuant to Section 4.1 hereof) and maintenance and repair of and services provided to or on behalf of the Building performed by Landlord’s employees or by other persons under contract with Landlord or Landlord’s Managing Agent; (iii) utilities consumed and expenses incurred in the operation, maintenance and repair of the Building including, without limitation, oil, gas, electricity (other than electricity to tenants in their Premises if Tenant is directly responsible for payment under this Lease on account of electricity consumed by Tenant), water, sewer and snow removal; (iv) casualty, liability and other insurance in such amounts and insuring such risks as Landlord may from time to time reasonably decide, and unreimbursed costs incurred by Landlord which are subject to an insurance deductible; (v) costs in the nature of common area and facilities costs of the Project allocated to the Building including without limitation, operation, maintenance and servicing of the lobby and courtyard areas, snow plowing and removal, grounds maintenance and the like (The expenses of portions of the courtyard and of other similar common areas constructed contemporaneously with Phase 2 and used in connection with the Project shall be combined with the costs of the courtyard and other similar common areas constructed contemporaneously with Phase 1 and such combined costs shall be allocated to Phase 2 in the ratio which the Total Rentable Floor Area of Phase 2 bears to the total Rentable Floor Area of Phase 1 in the absence of circumstances dictating a special allocation); (vi) fees and costs of management and building services (or an allowance therefor) plus an imputed cost of any space in the Project occupied without charge by entities providing management services or building services for the Building; and (vii) “Landlord’s Taxes” as defined below. To the extent that any component of Landlord’s Operating Expenses is attributable in part to the Building and in part to the Retail Space, to Phase 1, or to both, the amount attributable to the Building shall be allocated based on the ratio which the rentable floor area of the Building bears to the total rentable floor area of the Building and the Retail Space, Phase 1, or both, as the case may be. If Landlord, in its sole discretion, installs a new or replacement capital item for the purpose of reducing or conserving the use of energy in the Building, complying with any building code or other law, regulation, or legal requirement, complying with requirements of any insurer of Phase 2, or otherwise relating to the operation of the Building in accordance with standards for comparable first-class high-rise office buildings in the financial district of Boston, the cost of such item amortized in accordance with generally accepted accounting principles over the useful economic life of such item as reasonably determined by Landlord, with interest at the so-called base rate or prime rate from time to time announced by The First National Bank of Boston (or any comparable financial institution) at its head office in Boston, Massachusetts shall be included in Landlord’s Operating Expenses. If Landlord, in its sole discretion, from time to time, borrows operating funds in anticipation of receipts under this Section 2.6, interest and other costs of such borrowings shall also be included in Landlord’s Operating Expenses. Landlord’s Operating Expenses shall not include any costs or expenses incurred by Landlord in the original construction and development of the Building; payments of principal, interest or other charges on mortgages; costs for which Landlord is reimbursed under insurance policies, condemnation awards, or otherwise by third parties (including other tenants); any rent paid on any ground or underlying lease; taxes (other than Landlord’s Taxes) imposed on Landlord; costs of leasing other rentable areas in the Building, including advertising, leasing commissions, public relations expenses, legal and accounting expenses related to lease negotiations and enforcement of leases; costs of improvements in other tenant space; any items furnished to other tenants in the Building but not furnished to Tenant hereunder; the cost of capital items or depreciation, except to the extent amortized costs of capital items may be charged under this paragraph; and salaries of executives or principals of Landlord above the level of Building manager (except as the same may be reflected in any management or building services fees for the Building (or an allowance therefor) or attributable to actual Building management or operations).

     “Landlord’s Taxes” means all taxes, assessments and similar charges assessed or imposed on the Land and Phase 2 for the then current calendar year by any governmental authority attributable to the Building (including personal property associated therewith) which shall be all such charges imposed on Phase 2 (including the Land) less the amount of such charges allocable to the Retail Space and Parking Garage as provided hereunder, and reduced by any net amounts received as an abatement or reduction of taxes for such year. (If for any period the Parking Garage is not assessed or itemized separately from the balance of Phase 2, Landlord’s Taxes attributable to the portions of Phase 2 other than the Parking Garage shall be 98.22% of any tax attributable to Phase 2.) The amount of any special taxes, special assessments and agreed or governmentally imposed “in lieu of tax” or similar charges (including so-called “linkage payments” paid by Landlord) shall be included in Landlord’s Taxes for any year but shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax, special assessment or such charge required to be paid during or with respect to the year in question. Commencing in the year following the year in which the final installment of so-called “linkage payments” is paid, the Base Operating Expenses figure in Section 1.1 shall be reduced by an amount equal to the amount of the installment per rentable square foot included in such base. Landlord’s Taxes include expenses, including reasonable fees of attorneys, appraisers and other consultants, incurred in connection with any efforts to obtain abatements or reduction or to assure maintenance of Landlord’s Taxes for any year wholly or partially included in the Term, whether or not successful and whether or not such efforts involved filing of actual abatement applications or initiation of formal proceedings. Landlord’s Taxes exclude income taxes of general application and all estate, succession, inheritance and transfer taxes. If at any time during the Term there shall be assessed on Landlord, in addition to or lieu of the whole or any part of the ad valorem tax on real or personal property, a capital levy or other tax on the gross rents or other measures of building operations, or a governmental income, franchise, excise or similar tax, assessment, levy, charge or fee measured by or based, in whole or in part, upon Building valuation, gross rents or other measures of building operations or benefits of governmental services furnished to the Building, then any and all of such taxes, assessments, levies, charges and fees, to the extent so measured or based, shall be included within the term Landlord’s Taxes, but only to the extent that the same would be payable if the Building and Land were the only property of Landlord.
     2.7 ELECTRICITY
     Except as provided in this Section, Landlord shall furnish to Tenant throughout the Term (and as more particularly set forth in Exhibit D) electricity for the operation of lighting fixtures, and 120 volt current for the operation of normal office fixtures and equipment (including desk-top computers), but excluding any high energy consumption equipment. Tenant covenants and agrees to pay, as an additional charge, an annual amount equal to the product of the Electricity Reimbursement specified in Section 1.1 and the number of square feet in the Rentable Floor Area of the Premises. Such amount shall be paid in equal monthly installments (pro-rated for any partial month) on the Term Commencement Date and the first day of each subsequent calendar month during the Term. At any time and from time to time, Landlord may increase the per square foot amount of Electricity Reimbursement provided that such increase (i) results in a rate fairly reflecting Landlord’s then actual cost of supplying such electricity and/or (ii) is based on Landlord’s reasonable judgment that Tenant’s electricity consumption exceeds the permitted level of consumption as described in the first sentence of this Section 2.7. Any such increases shall become effective as of the dates of notification thereof by Landlord to Tenant.
     Landlord may, at any time, at its sole election, discontinue the furnishing of electric current upon not less than two month’s notice (or such longer time as may be required to make arrangements with the electric utility for direct service provided Tenant exercises its best efforts to complete said arrangements as soon as possible), whereupon Tenant’s obligation to pay additional charges under this Section shall cease. In electing to discontinue furnishing electric current, Landlord shall not discriminate between Tenant and other Tenants of the Building similarly situated with respect to the reason for discontinuance of electric service. If Landlord elects to discontinue electric service, Tenant shall contract directly with the utility company supplying electric current and Landlord shall, at its expense, bear all capital costs associated with converting the Premises to utility company service and shall furnish and install, in the Premises or other location, necessary transmission lines and metering equipment used in connection with measuring Tenant’s consumption of electric current. Tenant shall be responsible for maintenance and repair of such transmission and metering equipment during the balance of the Term.

     If Tenant requires electricity in excess of that supplied by Landlord or if Tenant, pursuant to this Section, obtains its electricity directly from the utility company, Landlord shall, upon request, cooperate with Tenant in the installation of any equipment, wiring, conduits, and the like required for such electricity to the Premises provided that Tenant shall reimburse Landlord for all additional costs incurred and further provided that Landlord shall not be required to take any action which is inconsistent with applicable law, insurance regulation, or that entails excessive or unreasonable alterations or repairs to the Project or interference with other tenants or occupants of the Project.
ARTICLE III CONSTRUCTION OF
IMPROVEMENTS
     3.1 CONSTRUCTION OF PHASE 2 — LANDLORD’S WORK
     Landlord has constructed the following elements of Phase 2 which are referred to as “Landlord’s Work”: foundations, floor slabs, roofs, exterior walls and windows, core walls, columns, all central mechanical and electrical systems serving Phase 2 generally, any other mechanical and electrical systems located within core walls, ground floor lobby and courtyard areas, bathrooms and elevator lobbies on multi-tenant floors, and the Parking Garage. Landlord’s Work does not include Finish Work under Section 3.2 and the provision of similar finish work to other occupants. Tenant shall be deemed to have accepted all elements of Landlord’s Work in “as is” condition on the date of this Lease. Landlord makes no warranty or covenant, express or implied, concerning the construction of Phase 1.
     3.2 CONSTRUCTION FOR TENANT — FINISH WORK
     “Finish Work” shall mean all Tenant Work (as defined in Section 5.10.1) performed, or to be performed, in or about the Premises which is required initially to put the Premises in condition suitable for Tenant’s use and occupancy. Finish Work shall be provided in accordance with, and subject to, the provisions of Exhibit C. Finish Work shall include one half of the demising walls separating the Premises from other tenant spaces, common areas, and facilities. All Finish Work shall be performed by Tenant subject to the terms, conditions and requirements of Section 5.10 to the extent so provided in Exhibit C.
ARTICLE IV
LANDLORD’S COVENANTS
     4.1 LANDLORD’S COVENANTS
     4.1.1 Building Services. Landlord shall furnish services, utilities, facilities and supplies set forth in this Section 4.1.1 and in Exhibit D. Exhibit D is intended to add detail to the provisions of the main body of the Lease, and in case of conflict, the provisions of the main body of the Lease shall control. Tenant may obtain additional services, utilities, facilities and supplies from time to time upon reasonable advance request or Landlord may furnish the same without request if Landlord determines that Tenant’s use or occupancy of the Premises necessitates the same to maintain the Premises in the condition required under this Lease (for example where the condition of the Premises necessitates additional cleaning services), and, in either case, the cost of the same (including related expenses such as costs for meter installation and maintenance) at reasonable rates from time to time established by Landlord shall constitute a restricted item allocable to the Premises under Section 2.6.1. Tenant covenants to pay, as additional charges, any amounts billed for restricted items, payable within thirty (30) days after billing. If Landlord provides any services, utilities, facilities or supplies the usage of which is measured by a meter, Landlord may estimate usage based on prior consumption during any period in which such meter is inoperative, subject to adjustment when said meter is fixed.

          4.1.1.1 Water Charges. Landlord shall furnish hot and cold water for ordinary office cleaning, toilet, lavatory and drinking purposes. If Tenant requires, uses or consumes water for any other purpose, Landlord may either assess on Tenant reasonable charges for additional water, or install a water meter to measure Tenant’s consumption. (The cost of installation and maintenance of any such meter shall be borne by Tenant.) If Tenant’s water consumption is measured by a separate meter, Tenant shall pay for all water so consumed above the normal office amount together with the sewer charges based on said meter charges as and when bills are rendered. All piping and other equipment and other facilities for use of water outside the Building core will be installed and maintained by Landlord at Tenant’s cost and expense.
          4.1.1.2 Elevator Service. Landlord shall provide necessary passenger elevator facilities on Mondays through Fridays excepting legal holidays from 8:00 a.m. to 6:00 p.m. and on Saturdays from 8:00 a.m. to 1:00 p.m. (such hours on such days being referred to as “business days”) and have at least one elevator serving the Premises in operation available for Tenant’s non-exclusive use at all other times.
          4.1.1.3 Cleaning. Landlord shall cause the common areas of Phase 2 and the office areas of the Premises to be kept reasonably clean provided the same are maintained and kept in good order by Tenant. Cleaning standards shall be in accordance with Exhibit D.
          4.1.1.4 Heat and Air-conditioning. Landlord shall through the Building heating and air- conditioning system, furnish to and distribute in the Premises heat during the normal heating season on business days and air-conditioning as normal seasonal changes may require on business days when air-conditioning may reasonably be required for the comfortable occupancy of the Premises by Tenant. If Tenant requires additional air- conditioning for business machines, meeting rooms or other purposes, or because of occupancy or unusual electrical loads, any additional air-conditioning units, chillers, condensers, compressors, ducts, piping and other equipment and facilities will be installed and maintained by Landlord at Tenant’s sole cost, but only to the extent that the same are compatible with the Project and its mechanical systems.
          4.1.1.5 Energy Conservation. Tenant agrees to cooperate with Landlord and to abide by all Building regulations which Landlord may, from time to time, reasonably prescribe for the proper functioning and protection of the heating, air-conditioning, lighting, and electrical systems and in order to maximize the effect thereof and to conserve heat, air-conditioning, and electricity. Notwithstanding anything to the contrary in this Section 4.1.1 or otherwise in this Lease, Landlord may institute such policies, programs and measures as may be in Landlord’s judgment reasonably necessary, required or expedient for the conservation or preservation of energy or energy services, or as may be necessary to comply with applicable codes, rules, regulations or standards.
     4.1.2 Repairs. Except as otherwise provided in this Lease, and except for repairs to items referred to below necessitated by Tenant’s act or neglect (which shall be Tenant’s repair obligation under Section 5.1), Landlord shall make such repairs to Landlord’s Work (as defined in Section 3.1) as may be necessary to keep it in good condition consistent with a first class office building.
     4.1.3 Building Directory and Office Identification. Landlord shall maintain a reasonable form of Building directory in or on which Tenant will be allowed a number of listings based on the Rentable Floor Area of the Premises compared to the Total Rentable Floor Area of the Building. Tenant’s initial Building directory listings shall be made at Landlord’s expense. Landlord shall thereafter change Tenant’s Building directory listings, at Tenant’s expense, as requested by Tenant. Landlord shall provide and install at Tenant’s expense, if requested, signage on entry doors to the Premises to identify Tenant’s official name; all such signage shall be in the Building standard graphics and materials and no other sign or identification shall be used or permitted on any door, window or wall on the exterior of the Premises.
     4.1.4 Quiet Enjoyment. Landlord covenants that Tenant, on paying the rent and performing the tenant obligations in this Lease within the applicable notice and cure periods, shall peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of law and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other so-called quiet enjoyment covenant, either express or implied.

     4.1.5 Fire Protection, Landlord will furnish and maintain a central fire protection system for the operation of the concealed head, flat-plate sprinklers located in Phase 2. Such system shall contain water flow alarms which are electrically connected to an emergency control station where monitoring and rescue controls will also be located. Voice communication to all floors in the Building and to all elevator cabs shall also be activated from an emergency control station. The heating, ventilating and air conditioning system will be coordinated with the fire protection system in order that it automatically shut off all air handlers and immediately activate exhaust fans for smoke removal in floors where a fire is located. Throughout the Term, Landlord may, from time to time, in accordance with applicable law, substitute for the foregoing fire protection system or its components, reasonable equivalents or substitutes.
     4.1.6 Security. Landlord will furnish a security system for the Building, including Building security officers and monitoring method, all to be effective at all times when the Building is not generally open to the public. During such hours, Landlord will employ a system of monitoring and limiting access to the office floors in the Building based on reasonable systems of identification. Landlord may, from time to time throughout the Term, substitute for any of the foregoing specific components of security, reasonable equivalents to assure Tenant and other tenants of the Building the same level of security provided by the foregoing.
     4.2 INTERRUPTION
     Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes authorized in this Lease or for repairing the Premises or from repairs by Landlord of any portion of the Project however the necessity may occur. In case Landlord is prevented or delayed from diligent construction of all or any part of Phase 2 or from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, Landlord shall not be liable to Tenant therefor, nor, except as otherwise provided in Section 6.1, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the beginning of the Term be delayed under Section 2.4(b) (once Substantial Completion has occurred), nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises. In no event shall Landlord be liable for indirect or consequential damages arising out of any default by Landlord.
     Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof and to minimize interference with the operation of Tenant’s business. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary interruption of Tenant’s use of the Premises by reason thereof.
     Landlord shall use reasonable efforts to limit the duration of any such interruptions. If Tenant is prevented, on account of Landlord’s failure to perform any of its obligations under this Lease where the failure is caused by matters within Landlord’s reasonable control, from using all or a substantial portion of the Premises for more than ten (10) business days following notice to Landlord, then from and after the end of such ten (10) business day period until the Premises (or such portion ) is rendered usable, Annual Fixed Rent and additional charges for Operating Expenses allocable to the Premises, or a just and proportionate part thereof, shall be abated. This Section shall not apply to matters arising as the result of a fire, casualty, taking or other event as to which Article VI applies.

ARTICLE V TENANT’S ADDITIONAL
COVENANTS
     5.1 MAINTENANCE AND REPAIR
     Except for damage by fire or other casualty and reasonable wear, Tenant shall at all times keep the Premises clean, neat and in as good repair, order and condition as the same are at the beginning of the Term or may be put in thereafter. The foregoing shall include without limitation Tenant’s obligation to maintain floors and floor coverings, to paint and repair walls and doors, to replace and repair ceiling tiles, lights and light fixtures, drains and the like, and clean the Premises to the extent such cleaning is not to be performed by Landlord under Exhibit D. Tenant shall also maintain and repair all Building Standard window blinds in the Premises, such blinds to be installed in all exterior windows in the Premises by Landlord as Finish Work at Tenant’s expense. Repairs and replacements shall be equivalents of original work and shall be performed in accordance with the terms, conditions and requirements of Section 5.10.
     5.2 USE, WASTE AND NUISANCE
     Throughout the Term, Tenant shall continuously occupy the Premises in their entirety, shall use the Premises for the Permitted Uses only, and shall not use the Premises for any other purpose. Tenant shall not injure, overload, deface or commit waste in the Premises or any part of the Project, nor permit the emission therefrom of any objectionable noise, light or odor, nor use or permit any use of the Premises which is improper, offensive, contrary to law or ordinance or which is liable to invalidate or increase the premium (unless Tenant reimburses Landlord for the additional cost) for any insurance on the Project or its contents or which is liable to render necessary any alterations or additions in the Project, nor obstruct in any manner any portion of the Project. Tenant shall not, directly or indirectly, cause any labor disharmony and, if Tenant does so cause any disharmony, shall be responsible for all costs incurred to restore labor harmony. If Tenant’s use of the Premises results in an increase in the premium for any insurance on the Project or the contents thereof, Landlord shall notify Tenant of such increase and Tenant shall pay same as additional charges. Tenant may not without Landlord’s consent install in the Premises any pay telephones, vending machines, water fountains, refrigerators, sinks or cooking equipment provided that Landlord’s consent will not be unreasonably withheld with respect to items designed for the convenience of Tenant’s employees which are customary for office employees if Landlord determines that special venting or other matters are not required in connection therewith. Landlord may require that Tenant obtain maintenance, other services, and supplies for such items at competitive rates from Landlord or from an independent vendor designated by Landlord, the cost thereof to constitute a restricted item under Section 2.6.1 for any such item obtained from Landlord.
     Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances, or materials. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Project any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such substances or materials. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 et seq., the Massachusetts Hazardous Waste Management Act, as amended, M.G.L. Chapter 21C, and the Massachusetts Oil and Hazardous Material Release Prevention Act, as amended, M.G.L. Chapter 21E, and the regulations adopted under these acts. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Premises, and if the requirement applies to the Building generally, then such costs shall be included in Landlord’s Operating Expenses. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided from any release of hazardous materials on the Premises occurring during the Term or while Tenant or any Subtenant (as defined in Section 5.9 hereof) of Tenant or any other party claiming under Tenant is in possession of the Premises, or from a release of hazardous materials elsewhere if caused by Tenant or persons acting under Tenant.
     5.3 RULES AND REGULATIONS
     Tenant shall, after notice thereof from Landlord, conform to all reasonable non-discriminatory rules and regulations now or hereafter promulgated by Landlord for the care and use of the Premises and the Project.
     5.4 SAFETY APPLIANCES
     Tenant shall keep the Premises equipped with all safety appliances and permits which, as a result of Tenant’s particular activities, are required by law or ordinance or any order or regulation of any public authority, shall keep the Premises equipped at all times with adequate fire extinguishers and other such equipment reasonably required by Landlord, and, subject to Section 5.10, shall make all repairs, alterations, replacements, or additions so required as a result of Tenant’s particular activities.
     5.5 INDEMNIFICATION AND INSURANCE
     Tenant shall save Landlord, its partners, partners of Landlord’s partners, mortgagees, ground lessors, agents, employees, independent contractors, invitees, and any other parties designated by Landlord from time to time (collectively, the “Indemnitees”) harmless and indemnified (and shall defend the Indemnitees with counsel reasonably approved by the Indemnitees) against any claim, loss or cost arising in whole or in part out of any injury, loss, theft or damage to any person or property while on or in the Premises, or in transit thereto or therefrom, or out of any condition within or around the Premises, to the extent not due to the negligence or willful misconduct of the Indemnitees, and to any person or property anywhere occasioned by any act, omission, neglect or default of Tenant or of employees, agents, independent contractors or invitees of Tenant or any person acting under Tenant. In addition to the foregoing, Landlord may make all repairs and replacements to the Project and Premises resulting from acts or omissions of Tenant’s employees, agents, independent contractors or invitees or any other persons acting under Tenant (including damage and breakage occurring as a result of Work performed by or for Tenant and when Tenant’s property is being moved into or out of the Project) and Landlord may recover all costs and expenses thereof from Tenant as additional charges. Throughout the Term (and such further time as Tenant or any person claiming through Tenant occupies any part of the Premises) Tenant shall maintain in a responsible company or companies approved by Landlord, liability insurance in form reasonably satisfactory to Landlord, written on an occurrence basis, insuring the Indemnitees and other parties designated by Landlord, and Tenant, as their respective interests may appear, against all claims, demands or actions for injury, death, and property damage in amounts not less than those specified in Section I.I (as such amounts may, from time to time, be reasonably increased by Landlord). Throughout the Term (and such further time as Tenant or any person claiming through Tenant occupies any part of the Premises), Tenant shall also maintain in a responsible company or companies approved by Landlord insurance against loss or damage to all Tenant Work located in the Premises by fire or any of the risks covered by so-called “all-risk coverage” which shall contain a so-called “Replacement Cost Endorsement.” Tenant hereby authorizes Landlord, at Landlord’s option, to collect, adjust and compromise any claim under such insurance with respect to loss or damage to Tenant Work located in the Premises. All insurance to be maintained by Tenant under this Section 5.5 shall provide that it will not be subject to cancellation, termination, or change except after at least 30 days’ prior written notice to the Indemnitees and other parties designated by Landlord. The policy or policies or a duly executed certificate or certificates for the same (together with satisfactory evidence of the payment of the premium thereon if requested by Landlord) shall be deposited with Landlord and other parties designated by Landlord at the beginning of the Term and, upon renewals of such policies, not less than 30 days prior to the expiration of the term of such coverage. If Tenant fails to comply with any of the foregoing requirements, Landlord may obtain such insurance on behalf of Tenant and may keep the same in effect, and Tenant shall pay Landlord, as additional charges, the premium cost thereof upon demand. The covenants of this Section 5.5 shall survive the expiration of the Term or earlier termination of this Lease.

     5.6 TENANT’S PROPERTY
     All furnishings, fixtures, equipment, effects and property of Tenant and of all persons claiming through Tenant which from time to time may be on the Premises or elsewhere in the Project or in transit thereto or therefrom shall be at the sole risk of Tenant and shall be kept insured by Tenant throughout the term at Tenant’s expense and in prudent amounts, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord. The parties acknowledge that damage or destruction may result from acts of cleaning personnel and employees of other independent contractors of Landlord working in and around the Premises and that Tenant shall bear the risk and cost thereof unless Landlord has been negligent in the selection of such persons.
     5.7 ENTRY FOR REPAIRS AND INSPECTIONS
     Tenant shall permit Landlord and its agents to enter and examine the Premises at reasonable times and, if Landlord shall so elect, to make any repairs or replacements Landlord may deem necessary or desirable, to remove at Tenant’s expense any Tenant Work, including any alterations, additions, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing, and to show the Premises to prospective tenants during the eighteen months preceding expiration of the Term and to prospective purchasers and mortgagees at all times.
     5.8 EXPENSES AND ATTORNEYS’ FEES
     Tenant shall pay as additional charges Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligations of Tenant under this Lease with which Tenant has failed to comply.
     5.9 ASSIGNMENT, SUBLETTING
     Tenant shall not assign this Lease, or sublet or license the Premises or any portion thereof, or permit the occupancy of all or any portion of the Premises by anybody other than Tenant (all or any of the foregoing actions are referred to as “Subleases” and all or any of assignees, subtenants, licensees, and other such parties are referred to as “Subtenants”) without obtaining, on each occasion, the prior consent of the Landlord. Landlord’s consent to a proposed sublease shall not be unreasonably withheld, it being understood that (i) Landlord may consider, among other things, whether the proposed subtenant is a reputable organization that will not detract from the first-class character of the Building and Project, and (ii) the proposed sublease must comply with all other provisions of this Lease (including, without limitation, this Section 5.9), must not alter Landlord’s rights under the Lease, and must not impose any additional obligation on Landlord. A Sublease shall include, without limitation, any transfer of Tenant’s interest in this Lease by operation of law, merger or consolidation of Tenant into any other firm or corporation, and the transfer or sale of a controlling interest in Tenant, whether by sale of its capital stock or otherwise. Unless Landlord’s consent specifically provides otherwise with respect to a particular proposed Subtenant, Tenant shall not offer to make or make a Sublease to any of the following: (i) a tenant in the Project; (ii) any party with whom Landlord, the landlord of Phase 1, or any other affiliate of Landlord is then negotiating (or has negotiated within the previous nine (9) months) with respect to space in the Project; (iii) any entity owned by, owning, or affiliated with, directly or indirectly, any tenant or party described in clauses (i) and (ii) hereof; or (iv) any party which would be of such type, character or condition as to be inappropriate, in Landlord’s judgment, as a tenant for a first class office building. Tenant shall not, without Landlord’s approval, enter into any Sublease of all or any portion of the Premises unless the aggregate rent and other charges payable to Tenant under such Sublease equal or exceed the then prevailing fair market rent rate for such space. Tenant’s request for consent to a Sublease shall include a copy of the proposed Sublease instrument, if available, or else a statement of the proposed Sublease in detail satisfactory to Landlord, together with reasonably detailed financial, business and other information about the proposed Subtenant. Landlord shall have the option (but not the obligation) to terminate the Lease with respect to the portion of the Premises which Tenant proposes to Sublease effective upon the date of the proposed Sublease and continuing for the proposed term thereof by giving Tenant notice of such termination within 30 days after Landlord’s receipt of Tenant’s request. If Landlord exercises such option, Tenant shall be released from all obligations and liabilities under the Lease with respect to said portion of the Premises effective as of the termination date and for the proposed term of the proposed Sublease. If Tenant does make a Sublease hereunder, and if 95% of the aggregate rent and other amounts payable to Tenant under and in connection with such Sublease (including without limitation any amounts for leasehold improvements or on account of Tenant’s costs associated with such Sublease) exceed the effective rent and other charges due hereunder with respect to the space and time period in question, Tenant shall pay to Landlord upon receipt by Tenant, as an additional charge, the amount of such excess. (“Effective rent” shall mean the Annual Fixed Rent due hereunder for such space and time period after reduction for free rent amounts, rent holidays, rent concessions, special tenant inducements and the like allocated over the Term on a straight-line basis.) If the amount of rent and other charges payable under a Sublease is not readily ascertainable, such amount may, at Landlord’s option, be deemed to equal the fair market rent then obtainable for the space in question.
     The following transactions shall not require the consent of Landlord provided that Landlord shall receive prior notice thereof plus reasonable evidence upon closing that the transaction is in fact one of the following (and provided further that the proposed Sublease complies with all other provisions of this Lease, including, without limitation, this Section 5.9, does not alter Landlord’s rights under the Lease, and does not impose any additional obligation on Landlord):
     (a) Any Sublease to an entity succeeding to the business and assets of Tenant, whether by way of merger, consolidation or otherwise;
     (b) Any Sublease to an entity directly or indirectly controlled and beneficially owned by Tenant. For purposes of this clause (b), control shall mean possession of more than 50 percent ownership of the shares of beneficial interest of the entity in question together with the power to control and manage the affairs thereof either directly or by election of directors and/or officers.
     Tenant shall pay to Landlord, as an additional charge, Landlord’s reasonable legal fees and other expenses incurred in connection with any proposed Sublease, including fees for review of documents and investigations of proposed Subtenants. Notwithstanding any such Sublease, the original Tenant named herein shall remain directly and primarily obligated under this Lease.
     If Tenant enters into any Sublease with respect to the Premises (or any part thereof), Landlord may, at any time and from time to time, require that such Subtenant agree directly with Landlord to be liable, jointly and severally with Tenant, to the extent of the obligation undertaken by or attributable to such Subtenant, for the performance of Tenant’s agreements under this Lease (including payment of rent and other charges under the Sublease), and every Sublease shall so provide. Landlord may collect rent and other charges from the Subtenant and apply the net amount collected to the rent and other charges hereunder, but no such assignment or collection shall be deemed a waiver of the provisions of Section 5.9, or the acceptance of the Subtenant, as a tenant, or a release of Tenant from direct and primary liability for the further performance of Tenant’s covenants hereunder. The consent by Landlord to a particular Sublease shall not relieve Tenant from the requirement of obtaining the consent of Landlord to any further Sublease.
     Anything contained in the foregoing provisions of this section to the contrary notwithstanding, neither Tenant nor any Subtenant nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, assignment, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, assignment, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

     5.10 TENANT WORK
     5.10.1 General. “Tenant Work” shall mean all work in or to the Premises, including all work performed initially to put the Premises in condition suitable for Tenant’s use and occupancy, demolition and the installation, maintenance or repair of improvements, additions and alterations therein and thereto, as well as (where the context requires) such improvements, additions and alterations themselves. Tenant Work excludes (i) Landlord’s Work (as defined in Section 3.1), (ii) repairs performed by Landlord under Section 4.1.2, and (iii) the installation, maintenance and repair of Tenant’s decorations, movable furnishings and business fixtures and equipment (including computer, telephone and telecommunications equipment) as well as (where the context requires) such decorations, movable furnishings and business fixtures. Without limiting the generality of the foregoing, Tenant Work shall specifically include all attached carpeting, all signs visible from the exterior of the Premises, and any change in the exterior appearance of the windows in the Premises (including shades, curtains, perimeter lighting, and the like). All Tenant Work shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld subject to the next sentence, and shall be arranged and paid for by Tenant as provided herein. Tenant shall not perform any work in or to the Premises which would in Landlord’s reasonable judgment (i) in any manner affect any structural component of the Project (including, without limitation, exterior walls, exterior windows, core walls, columns, roofs, or floor slabs), (ii) in any respect be incompatible with the electrical or mechanical components or systems of the Project, (iii) affect in any respect space or areas in and around the Project other than the Premises (including the exterior of the Project), (iv) change the uniform exterior appearance of the Project (including the windows therein), (v) diminish the value of the Premises for any general purpose office use, (vi) or require any unusual expense to re-adapt the Premises for any general purpose office use. In addition, with respect to any floor not occupied entirely by Tenant, Tenant shall neither propose nor effect any Tenant Work consisting of improvements, additions, or alterations to the entranceway to the Premises or any adjoining elevator lobby, corridor, or common area. All Tenant Work shall conform to a floor loading limit of live load: 50 pounds per square foot and allowance for partitions of 20 pounds per square foot.
     5.10.2 Construction Documents. No Tenant Work shall be effected except in accordance with complete, consistent, final construction drawings and specifications (“Construction Documents”) approved in advance by Landlord. The Construction Documents shall be prepared by an architect retained by Tenant and approved by Landlord in advance (“Tenant’s Architect”), which approval shall not be unreasonably withheld. Tenant’s Architect shall be experienced in the construction of tenant space improvements in first-class office buildings in the downtown Boston area. Tenant shall also retain the services of the mechanical, electrical and structural engineers engaged by Landlord for the Project to assist in the preparation of the Construction Documents if any proposed Tenant Work shall in any way affect, respectively, the mechanical, electrical or structural systems, facilities or equipment in the Project. Tenant shall be solely responsible for the liabilities of and expenses of all architectural and engineering services relating to the Tenant Work. Tenant shall also be responsible for the adequacy, accuracy, and completeness of the Construction Documents, notwithstanding that such Construction Documents have been approved by Landlord, even if Tenant’s Architect or engineers have been otherwise engaged by Landlord in connection with the Project. The Construction Documents shall set forth in detail the requirements for construction of the Tenant Work (including all architectural, mechanical, electrical and structural drawings and detailed specifications), shall be fully coordinated with one another and with field conditions as they exist in the Premises and elsewhere in the Project, and shall show all work necessary to complete the Tenant Work including all cutting, fitting, and patching and all connections to the mechanical and electrical systems and components of the Project. At Tenant’s request, Landlord shall provide, at Tenant’s expense, copies of existing architectural, mechanical, electrical and structural drawings pertaining to the Premises. However, Tenant’s Architect shall ascertain all field dimensions and conditions which may be different from those shown on such drawings.
     Submission of the Construction Documents to Landlord for approval shall be deemed a warranty by Tenant and Tenant’s Architect, jointly and severally, that all Tenant Work described in the Construction Documents (i) complies with all applicable laws, regulations, building codes, and reasonable and prudent design standards for a first-class office building, (ii) does not in any manner affect any structural component of the Project (including, without limitation, exterior walls, exterior windows, core walls, columns, roofs or floor slabs), (iii) is in all respects compatible with the mechanical, electrical and structural components and systems of the Project, (iv) does not affect any space or area in or around the Project other than the Premises (including the exterior of the Project),

(v) conforms to a floor loading limit of live load: 50 pounds per square foot and allowance for partitions of 20 pounds per square foot, (vi) and with respect to all materials, equipment and special designs, processes, or products, does not infringe on any patent or other proprietary rights of others. Landlord’s approval of Construction Documents shall signify Landlord’s consent to the Tenant Work shown thereon only and shall not result in any responsibility of Landlord concerning compliance of the Tenant Work with laws, regulations, or codes, coordination of any aspect of the Tenant Work with any other aspect of the Tenant Work or any component or system of the Project, or the feasibility of constructing the Tenant Work without damage or harm to the Project, all of which shall be the sole responsibility of Tenant.
     Tenant and Tenant’s Architect hereby grant an irrevocable license to Landlord to use the Construction Documents for any purpose related or unrelated to the Tenant Work without incurring any liability to Tenant, Tenant’s Architect, or any other person or entity who assisted in the preparation of, or who may have an interest in, the Construction Documents.
     5.10.3 Performance of Tenant Work. The identity of any person or entity other than Landlord, Landlord’s Managing Agent, or any contractor employed by Landlord or Landlord’s Managing Agent, but including any employee or agent of Tenant, performing any Tenant Work (“Tenant Independent Contractor”) shall be subject to Landlord’s prior approval obtained in connection with each instance of Tenant Work, which approval shall not be unreasonably withheld, provided that the contractor is experienced in the construction of comparable construction projects in first-class high-rise office towers in downtown Boston and complies with the provisions of Article V.
     Except for Finish Work performed by Landlord for Tenant under Exhibit C, Tenant shall adhere to the following requirements in performing all Tenant Work. Tenant shall procure all necessary governmental permits, licenses and approvals before undertaking any Tenant Work. All Tenant Work shall be performed at Tenant’s risk in compliance with all applicable laws, codes and regulations and in a good and workmanlike manner employing new materials of good quality and producing a result at least equal in quality to the other parts of the Premises. When any Tenant Work is in progress, Tenant shall cause to be maintained (i) insurance as described in the Tenant Work Insurance Schedule attached hereto as Exhibit H and such other insurance as may be required by Landlord covering any additional hazards due to such Tenant Work, and (ii) a statutory lien bond pursuant to M.G.L. c.254, § 12 or any successor statute (or such other protection of Landlord’s interest in the Project against liens as Landlord or Landlord’s mortgagee may reasonably require), in each case for the benefit of Landlord and any mortgagee of the Project or any part of it. It shall be a condition of Landlord’s approval of any Tenant Work that certificates of such insurance and a lien bond in recordable form, both issued by responsible insurance companies qualified to do business in Massachusetts and reasonably approved by Landlord, shall have been deposited with Landlord, that Tenant has provided Tenant’s certification of the insurable value of the work in question for casualty insurance purposes, and that all of the other conditions of the Lease have been satisfied. Tenant shall reimburse Landlord’s reasonable costs of reviewing proposed Tenant Work and inspecting installation of the same as an additional charge. At all times while performing Tenant Work, Tenant and each Tenant Independent Contractor shall not discriminate against any individual because of race, color, sex, religion or national origin, and will, as may be required by the City of Boston or any other public authority having jurisdiction, comply with all applicable laws, regulations and equal opportunity policies, including any applicable City of Boston Ordinances and the requirements of the Sale and Construction Agreement dated May 30, 1984, as now and hereafter amended from time to time, recorded at the Suffolk County Registry of Deeds in Book 11349, Page 2.
     In performing Tenant Work, each Tenant Independent Contractor shall comply with Landlord’s requirements relating to the time and methods for such work, use of delivery elevators and other Project facilities; and no Tenant Independent Contractor shall ever interfere with, or disrupt, any other tenant or other person using the Project. Each Tenant Independent Contractor shall in all events work on the Premises without causing labor disharmony or coordination difficulties, and without causing any delays to, or impairing any guaranties, warranties or obligations of, any contractors of Landlord or any other tenant. Tenant and Tenant’s Independent contractors shall manage all labor relations, trade disputes and employment-related matters concerning Tenant Work with a view toward maintaining labor harmony and the efficient and timely progress of Tenant Work. Without limitation, Tenant and Tenant’s Independent Contractors shall employ labor that will make reasonable efforts to work in harmony with each other and with all other trades and individuals performing work at the adjoining Central

Artery/Third Harbor Tunnel Project of the Massachusetts Department of Public Works (“Artery Project”) and shall use due diligence to resolve any job actions and/or labor disputes that may arise with construction contractors on the Artery Project. In addition, if the site of any job action and/or labor dispute, such as picketing, concerning the Tenant Work occurs where the presence of pickets at an entrance to the Project interferes with construction of those segments of the Artery Project adjoining the Project, then Tenant and Tenant’s Independent Contractors, in consultation with Landlord, shall identify and designate other entrances to the Project as those to be used by persons who are the subject of the job action and/or labor dispute. If any Tenant Independent Contractor uses any Project services or facilities, such persons, jointly and severally with Tenant, shall agree to reimburse Landlord for the cost thereof based on Landlord’s schedule of charges established from time to time (and if no such charges have been established, then based on Landlord’s reasonable charge established at the time). Each Tenant Independent Contractor shall, by its entry into the Project, be deemed to have agreed to indemnify and hold the Indemnitees harmless from any claim, loss or expense arising in whole or in part out of any act or neglect committed by such person while in the Project, to the same extent as Tenant has so agreed in Section 5.5 of the Lease to indemnify the Indemnitees, the indemnities of Tenant and each Tenant Independent Contractor to be joint and several.
     5.10.4 Payment for Tenant Work. Tenant shall pay within 10 days after request from time to time the entire cost of all Tenant Work (except for Finish Work performed by Landlord, for which payment shall be made as provided in Exhibit C) so that the Premises shall always be free of liens for labor or materials. If any mechanic’s lien (which term shall include all similar liens relating to the furnishing of labor and materials) is filed against the Project (or any part thereof) which is claimed to be attributable to Tenant, its agents, employees or contractors, Tenant shall give immediate notice of such lien to Landlord and shall promptly discharge the same by payment or filing any necessary bond within ten (10) days after Tenant has notice (from any source) of such mechanic’s lien.
     5.11 HEAVY EQUIPMENT
     Tenant will not bring into or install in the Premises any safes, or bulky or heavy furnishings, equipment, or machines without the prior approval of Landlord as to methods and scheduling of transportation and installation (Landlord may prohibit installation if the weight of any such item will exceed a floor loading limit of live load: 50 pounds per square foot and allowance for partitions of 20 pounds per square foot, or if Landlord decides that the same will cause vibration, odor or noise to be transmitted to the Project structure or to areas outside the Premises), nor shall Tenant move any furniture, furnishings, equipment or machines into or out of the Project except by prior arrangement with and approval of Landlord and by reimbursing Landlord for any expenses incurred in connection therewith (including costs of supervision, and the like).
     5.12 SURRENDER AND LIEN FOR RENT
     At the expiration of the Term or earlier termination of this Lease, without the requirement of any notice, Tenant shall peaceably surrender the Premises including all Tenant Work (such Tenant Work to be in conformity with the provisions hereof) and all replacements thereof, including carpeting, any water or electricity meters, and all fixtures, partitions, or other portions of Tenant Work in any way bolted or otherwise attached to the Premises (which shall become the property of Landlord) except such portions of Tenant Work as Landlord shall direct Tenant to remove, the Premises and improvements to be in the condition in which the same are required to be maintained under Section 5.1. Upon Tenant’s request Landlord shall advise Tenant as to which improvements or alterations are to be removed by Tenant at the expiration or earlier termination of the Lease. Tenant hereby grants to Landlord a lien and security interest in all equipment and furnishings from time to time situated on the Premises, and proceeds thereof, securing Landlord against any claims by Landlord against Tenant including claims arising under Article VII and all claims for rent and other charges. Upon request by Landlord from time to time, Tenant will execute, acknowledge and deliver such financing statements and other instruments as are appropriate to perfect Landlord’s security interest and lien (the foregoing lien and security interest shall be in addition to, and cumulative with, any Landlord’s liens provided by law). Tenant shall, at the time of termination, remove the goods, effects and fixtures which Tenant is directed or permitted to remove in accordance with the provisions of this Section, making any repairs to the Premises and other areas necessitated by such removal and leaving the Premises clean and tenantable. Should Tenant fail to remove any of such goods, effects, and fixtures, Landlord may have them removed forcibly, if necessary, and store any of Tenant’s property in a public warehouse at the risk of Tenant. If such items are not removed from storage within thirty (30) days, such items may be sold by any customary methods in order to pay storage costs and other expenses of Landlord. The expense of such removal, storage and reasonable repairs necessitated by such removal shall be borne by Tenant or reimbursed by Tenant to Landlord.
     5.13 PERSONAL PROPERTY TAXES
     Tenant shall pay promptly when due all taxes (and charges in lieu thereof) imposed upon personal property in the Premises, no matter to whom assessed (including, without limitation, fixtures, equipment and all Tenant Work).
ARTICLE VI
CASUALTY AND TAKING
     6.1 DAMAGE BY FIRE OR CASUALTY
     If the Premises or any part thereof shall be damaged by fire or other insured casualty, then, subject to the last paragraph of this Section 6.1, Landlord shall proceed with diligence, subject to then applicable statutes, building codes, zoning ordinances and regulations of any governmental authority, and at the expense of Landlord (but only to the extent of insurance proceeds made available to Landlord by any mortgagee of the Building and any ground lessor) to repair or cause to be repaired such damage, including such Tenant Work as shall have been so damaged. All such repairs made necessary by any act or omission of Tenant shall be made at the Tenant’s expense to the extent that the cost of such repairs are less than the deductible amount in Landlord’s insurance policy. All repairs to Tenant Work shall be performed by Landlord at Tenant’s expense. The cost of all repairs performed under this Section 6.1 by Landlord at Tenant’s expense (including costs of design fees, financing, and reasonable charges for administration, overhead and construction management services by Landlord and Landlord’s contractor) shall constitute an additional charge hereunder. All repairs to and replacements of property which Tenant is entitled to remove shall be made by and at the expense of Tenant. If the Premises or any part thereof shall have been rendered unfit for use and occupation hereunder by reason of such damage, the Annual Fixed Rent or a just and proportionate part thereof, according to the nature and extent to which the Premises shall have been so rendered unfit, shall be abated until the Premises (except as to the property which is to be repaired by or at the expense of Tenant) shall have been restored as nearly as practicable to the condition in which they were immediately prior to such fire or other casualty, provided, however, that if Landlord or any mortgagee of the Building or any ground lessor shall be unable to collect the insurance proceeds (including rent insurance proceeds) applicable to such damage because of some action or inaction on the part of Tenant, or the employees, licensees or invitees of Tenant, the cost of repairing such damage shall be paid by Tenant and there shall be no abatement of rent. Landlord shall not be liable for delays in the making of any such repairs which are due to government regulation, casualties and strikes, unavailability of labor and materials, delays in obtaining insurance proceeds, and other causes beyond the reasonable control of Landlord, nor shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage.
     If (i) the Premises are so damaged by fire or other casualty (whether or not insured) at any time during the last thirty months of the Term that the cost to repair such damage is reasonably estimated to exceed one-third of the total Annual Fixed Rent payable hereunder for the period from the estimated completion date of repair until the end of the Term, (ii) at any time the Project (or any portion thereof, whether or not including any portion of the Premises) is so damaged by fire or other casualty (whether or not insured) that substantial alteration or reconstruction or demolition of the Project (or a portion thereof) shall in Landlord’s judgment be required, or (iii) at any time damage to the Project occurs by fire or other insured casualty and any mortgagee or ground lessor shall refuse to permit insurance proceeds to be utilized for the repair or replacement of such property and Landlord determines not to repair such damage, then and in any of such events, this Lease and the term hereof may be terminated at the election of Landlord by a notice from Landlord to Tenant within sixty (60) days, or such longer period as is required to complete arrangements with any mortgagee or ground lessor regarding such situation, following such fire or other casualty; the effective termination date pursuant to such notice shall be not less than thirty (30) days after the day on which such termination notice is received by Tenant. In the event of any termination, the term shall expire as though such effective termination date were the date originally stipulated in Section 1.1 for the end of the Term and the Annual Fixed Rent and additional charges for Operating Expenses shall be apportioned as of such date.
     If any portion (other than a portion which, if not repaired, would not unreasonably affect Tenant’s use of the Premises for the Permitted Uses) of the Premises or Phase 2 is damaged by fire or other casualty. Landlord shall give notice to Tenant within sixty (60) days after such fire or casualty of Landlord’s estimate of the time required to substantially complete (subject only to punchlist items, the completion of which does not unreasonably interfere with Tenant’s use of the Premises) repair of such damage. If in Landlord’s estimate the Premises cannot so be repaired within twelve months after the date of such fire or casualty (subject only to punchlist items, as described above), then Tenant may elect in writing sixty (60) days following the date of such notice from Landlord to terminate this Lease effective on the thirtieth (30th) day after Tenant’s notice is given.
     If any portion (other than a portion which, if not repaired, would not unreasonably affect Tenant’s use of the Premises for the Permitted Uses) of the Premises or Phase 2 is damaged by fire or other casualty and Landlord has not within twelve months after such casualty substantially completed (subject only to punchlist items, the completion of which does not unreasonably interfere with Tenant’s use of the Premises) repair of such damage, then within ten (10) days after such twelve-month period has expired, Tenant may terminate this Lease by notice to Landlord effective on the 30th day after such notice is given, provided that such termination notice shall be effective only if repair of the damage in question has not been substantially completed before the date of termination. If Tenant fails timely to exercise its right to terminate under this Section 6.1, Tenant shall not have any further such right.
     6.2 CONDEMNATION — EMINENT DOMAIN
     In case during the Term all or any substantial part of the Premises or Phase 2 or the common areas of the Project are taken by eminent domain or Landlord receives compensable damage by reason of anything lawfully done in pursuance of public or other authority, this Lease shall terminate at Landlord’s election, which may be made (notwithstanding that Landlord’s entire interest may have been divested) by notice given to Tenant within 90 days after the election to terminate arises, specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than 15 nor more than 30 days after the date of notice of such termination. Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such taking, subject, however, to the following provisions. If in any such case the Premises are rendered unfit for use and occupation and this Lease is not terminated, Landlord shall use due diligence (following the expiration of the period in which Landlord may terminate this Lease pursuant to the foregoing provisions of this Section) to put the Premises, or what may remain thereof (excluding any items installed or paid for by Tenant which Tenant may be required to remove pursuant to Section 5.12), into proper condition for use and occupation and a just proportion of the Annual Fixed Rent and additional charges for Operating Expenses according to the nature and extent of the injury shall be abated until the Premises or such remainder shall have been put by Landlord in such condition; and in case of a taking which permanently reduces the area of the Premises, a just proportion of the Annual Fixed Rent and additional charges for Operating Expenses shall be abated for the remainder of the Term.
     6.3 EMINENT DOMAIN AWARD
     Except for Tenant’s relocation expenses (specifically so designated by the court or authority having jurisdiction over the matter) Landlord reserves to itself any and all rights to receive awards made for damages to the Premises, the Project or the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, hereby irrevocably designating and appointing Landlord as its attorney-in-fact to execute and deliver in Tenant’s name and behalf all such further assignments thereof.

     6.4 TEMPORARY TAKING
     In the event of any taking of the Premises or any part thereof for temporary use for a period of one year or less, (i) this Lease shall be and remain unaffected thereby and rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall then pay to Landlord a sum equal to the reasonable cost of performing Tenant’s obligations under Section 5.12 with respect to surrender of the Premises and upon such payment shall be excused from such obligations.
ARTICLE VII
DEFAULT
     7.1 TERMINATION FOR DEFAULT OR INSOLVENCY
     This Lease is upon the condition that (1) if Tenant shall fail to perform or observe any of Tenant’s covenants, and if such failure shall continue, (a) in the case of rent or payment of additional charges or any sum due Landlord hereunder, for more than ten (10) days after notice, or (b) in any other case, after notice, for more than thirty (30) days (provided that if correction of any such matter reasonably requires longer than 30 days and Tenant so notifies Landlord within 20 days after Landlord’s notice is given together with an estimate of time required for such cure, Tenant shall be allowed such longer period, but only if cure is begun within such 30-day period and such delay does not cause increased risk of damage to person or property), or (2) if three or more notices under clause (1) hereof are given in any twelve month period (failure to pay rent or any other sum for more than 5 days after the particular due date shall have the same effect under this clause (2) as such a notice); (3) if Tenant shall (for more than 30 days) fail to occupy or shall vacate all or any portion of the Premises (provided, however, that this clause (3) shall not apply so long as the Premises shall be arranged, and furnishing, lighting and cleaning provided, in a manner such that the Premises appear, from all points exterior to the Premises from which the interior of the Premises are visible, to be continuously occupied in their entirety for the Permitted Uses); (4) if the leasehold hereby created shall be taken on execution, or by other process of law, or if any assignment shall be made of Tenant’s property or the property of any guarantor of Tenant’s obligations hereunder (“Guarantor”) for the benefit of creditors; or (5) if a receiver, guardian, conservator, trustee in bankruptcy or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s or the Guarantor’s property and such appointment is not discharged within 90 days thereafter or if a petition including, without limitation, a petition for reorganization or arrangement is filed by Tenant or the Guarantor under any bankruptcy law or is filed against Tenant or the Guarantor and, in the case of a filing against Tenant only, the same shall not be dismissed within 90 days from the date upon which it is filed, then, and in any of said cases, Landlord may, immediately or at any time thereafter, elect to terminate this Lease by notice of termination, by entry, or by any other means available under law and may recover possession of the Premises as provided herein. Upon termination by notice, by entry, or by any other means available under law, Landlord shall be entitled immediately, in the case of termination by notice or entry, and otherwise in accordance with the provisions of law to recover possession of the Premises from Tenant and those claiming through or under the Tenant. Such termination of this Lease and repossession of the Premises shall be without prejudice to any remedies which Landlord might otherwise have for arrears of rent or for a prior breach of the provisions of this Lease. Tenant waives any statutory notice to quit and equitable rights in the nature of further cure or redemption, and Tenant agrees that upon Landlord’s termination of this Lease Landlord shall be entitled to re-entry and possession in accordance with the terms hereof. Landlord may, without notice, store Tenant’s personal property (and those of any person claiming under Tenant) at the expense and risk of Tenant or, if Landlord so elects, Landlord may sell such personal property at public auction or auctions or at private sale or sales after seven days notice to Tenant and apply the net proceeds to the earliest of installments of rent or other charges owing Landlord. Tenant agrees that a notice by Landlord alleging any default shall, at Landlord’s option (the exercise of such option shall be indicated by the inclusion of the words “notice to quit” in such notice), constitute a statutory notice to quit. If Landlord exercises its option to designate a notice of default hereunder as a statutory notice to quit, any grace periods provided for herein shall run concurrently with any statutory notice periods.

Landlord and Tenant waive trial by jury in any action to which they are parties. Tenant further agrees that it shall not interpose any counterclaim or set-off in any summary proceeding or in any action based in whole or in part on non-payment of rent unless Tenant has no right to commence an independent proceeding to seek to recover on account of such claim.
     7.2 REIMBURSEMENT OF LANDLORD’S EXPENSES
     In the case of termination of this Lease pursuant to Section 7.1, Tenant shall reimburse Landlord for all expenses arising out of such termination, including without limitation, all costs incurred in collecting amounts due from Tenant under this Lease (including reasonable attorneys’ fees, costs of litigation and the like); all expenses incurred by Landlord in attempting to relet the Premises or parts thereof (including advertisements, brokerage commissions, Tenant’s allowances, costs of preparing space, and the like); all of Landlord’s then unamortized costs of Finish Work in the Premises in excess of Building Standard Finish Work offered to tenants under Landlord’s form lease at the date hereof; and all Landlord’s other reasonable expenditures necessitated by the termination. The reimbursement from Tenant shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination.
     7.3 DAMAGES
     Landlord may elect by written notice to Tenant within one year following such termination to be indemnified for loss of rent by a lump sum payment representing the then present value of the amount of rent and additional charges which would have been paid in accordance with this Lease for the remainder of the Term minus the then present value of the aggregate fair market rent and additional charges payable for the Premises for the remainder of the Term (if less than the rent and additional charges payable hereunder), estimated as of the date of the termination, and taking into account reasonable projections of vacancy and time required to re-lease the Premises. (For the purposes of calculating the rent which would have been paid hereunder for the lump sum payment calculation described herein, the last full year’s additional charges under Section 2.6 is to be deemed constant for each year thereafter. The Federal Reserve discount rate (or equivalent) shall be used in calculating present values.) Should the parties be unable to agree on a fair market rent, the matter shall be submitted, upon the demand of either party, to the Boston, Massachusetts office of the American Arbitration Association, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be an MAI appraiser with at least ten years experience as an appraiser of major office buildings in downtown Boston. The parties agree that a decision of the arbitrator shall be conclusive and binding upon them. If, at the end of the Term, the rent which Landlord has actually received from the Premises is less than the aggregate fair market rent estimated as aforesaid, Tenant shall thereupon pay Landlord the amount of such difference. Should Landlord fail to make the election provided for in this Section 7.3, Tenant shall indemnify Landlord for the loss of rent by a payment at the end of each month which would have been included in the Term, representing the difference between the rent which would have been paid in accordance with this Lease (Annual Fixed Rent under Section 2.5, and additional charges which would have been payable under Section 2.6 to be ascertained monthly) and the rent actually derived from the Premises by Landlord for such month (the amount of rent deemed derived shall be the actual amount less any portion thereof attributable to Landlord’s reletting expenses described in Section 7.2 which have not been reimbursed by Tenant thereunder).
     Free rent amounts, rent holidays, rent waivers, rent forgivenesses and the like (collectively “Free Rent Amounts”), if any, have been agreed to by Landlord as inducements for Tenant to enter into and faithfully to perform all of its obligations contained in this Lease. For all purposes under this Lease, upon the occurrence of any event under Section 7.1 and the lapse of any applicable grace or notice period, any Free Rent Amounts set forth in this Lease shall be deemed void as of the date of execution hereof as though such Free Rent Amounts had never been included in this Lease, and calculations of amounts due hereunder, damages and the like shall be determined accordingly. The foregoing shall occur automatically without the requirement of any further notice or action by Landlord not specifically required by Section 7.1, whether or not this Lease is then or thereafter terminated on account of the event in question, and whether or not Tenant thereafter corrects or cures any such event.

     In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 7.3, Landlord may by written notice to Tenant within 6 months after termination under any of the provisions contained in Section 7.1 and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages under this Section 7.3, an amount equal to the lesser of (i) the aggregate of the Fixed Rent under Section 2.5 and additional charges under Section 2.6 for the balance of the Term had it not been terminated or (ii) the aggregate thereof for the 12 months ending one year after the termination date, plus in either case (iii) the amount of Annual Fixed Rent and additional charges of any kind accrued and unpaid at the time of termination and minus (iv) the amount of any recovery by Landlord under the foregoing provisions of this Section 7.3 up to the time of payment of such liquidated damages (but reduced by any amounts of reimbursement under Section 7.2). Liquidated damages hereunder shall not be in lieu of any claims for reimbursement under Section 7.2.
     7.4 MITIGATION
     Any obligation imposed by law upon Landlord to relet the Premises shall be subject to the reasonable requirements of Landlord to lease to high quality tenants and to develop the Building in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like.
     7.5 CLAIMS IN BANKRUPTCY
     Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by a statute of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater to, equal to, or less than the amount of the loss or damage which Landlord has suffered.
     7.6 INTEREST ON UNPAID AMOUNTS
     If any payment of Annual Fixed Rent, additional charges, or other payment due from Tenant to Landlord is not paid when due, then without notice and in addition to all other remedies hereunder, Tenant shall pay to Landlord interest on such unpaid amount equal to 1.5% of the amount in question for each month and for each part thereof during which said delinquency continues; provided, however, in no event shall such interest exceed the maximum amount permitted to be charged by applicable law.
     7.7 [Intentionally Omitted.]
     7.8 VACANCY DURING LAST SIX MONTHS
     If Tenant vacates substantially all of the Premises at any time within the last 6 months of the Term, Landlord may enter the Premises (or such portion) and commence demolition work or construction of leasehold improvements for future tenants. The exercise of such right by Landlord will not affect Tenant’s obligations to pay Annual Fixed Rent or additional charges with respect to the Premises (or such portion), which obligations shall continue without abatement until the end of the Term.
ARTICLE VIII
MISCELLANEOUS
     8.1 MEASUREMENT OF FLOOR AREA
     The Rentable Floor Area of the Premises originally leased to Tenant shall be conclusively deemed to be as specified in Section 1.1. Any change in the Rentable Floor Area of the Premises on account of expansion, casualty, or the like shall be determined in accordance with Exhibit E. The Rentable Floor Area of the Building as specified in Section 1.1 is an estimate only, may change from time to time, and shall be determined from time to time by Landlord based on area computations supplied by the Architect in accordance with Exhibit E, which determinations shall be conclusive unless disputed by Tenant within 10 days of receipt. References in this Lease to floor area measurements shall mean Rentable Floor Area unless the reference explicitly provides otherwise.
     8.2 HOLDOVER
     If Tenant remains in the Premises after the termination or expiration of the Term, such holding over shall be, except as Landlord may elect pursuant to the next sentence, as a tenant at will or tenant by the month (requiring 30 days’ notice of termination by either party to the other) at a monthly fixed rent (“Holdover Rent”) equal to the greater of 150% of the Annual Fixed Rent due hereunder for the last month of the Term or 150% of the rent being quoted by Landlord for comparable space in Phase 2 at the time of the termination or expiration of the Term, and otherwise subject to all the covenants and conditions (including obligations to pay additional charges under Section 2.6) of this Lease as though it had originally been a monthly tenancy. If Landlord so elects by notice to Tenant during any holdover period which has continued for more than 60 days, Tenant shall lease the Premises for one additional year commencing upon the date of such notice at the Holdover Rent and otherwise subject to all the covenants and conditions (including obligations to pay additional charges under Section 2.6) of this Lease. Notwithstanding the foregoing, if Landlord desires to regain possession of the Premises promptly after the termination or expiration hereof and prior to acceptance of rent for any period thereafter, Landlord may, at its option, forthwith re-enter and take possession of the Premises or any part thereof without process or by any legal process in force in The Commonwealth of Massachusetts.
     Notwithstanding the establishment of any holdover tenancy following the expiration or earlier termination of the Term, if Tenant fails promptly to vacate the Premises at the expiration or earlier termination of the Term, Tenant shall save Landlord harmless and indemnified against any claim, loss, cost or expense (including reasonable attorneys’ fees) arising out of Tenant’s failure promptly to vacate the Premises (or any portion thereof).
     8.3 ESTOPPEL CERTIFICATES
     At Landlord’s request, from time to time, Tenant agrees to execute and deliver to Landlord, within ten (10) business days after such request, a certificate which acknowledges the dates on which the Term begins and ends, tenancy and possession of the Premises and recites such other facts concerning any provision of the Lease or payments made under the Lease which Landlord or a mortgagee or lender or a purchaser or prospective purchaser of the Building or any interest therein or any other party may from time to time reasonably request. Tenant acknowledges that the execution and delivery of such certificates in connection with a financing or sale in a prompt manner constitute requirements of Landlord’s financing and/or property dispositions. Without limitation of the foregoing, Tenant agrees to execute a document in the form of Exhibit F within ten (10) business days after Landlord’s request, correcting as appropriate any representations which are not then correct.
     At Tenant’s request, from time to time, Landlord agrees to execute and deliver to Tenant, within ten (10) business days after such request, a certificate which acknowledges that the Lease is unmodified and in full force and effect (or, if there have been any modifications, that the same is in full force and effect as modified and stating the modifications) and that to the best of Landlord’s knowledge, Tenant is not in default under the terms of the Lease.
     8.4 NOTICE
     Any notice, approval, consent and other like communication hereunder from Landlord to Tenant or from Tenant to Landlord shall be effective only if given in writing and shall be deemed duly served if and when hand delivered or if and when mailed prepaid certified mail (in either case, whether or not accepted for delivery). Communications to Tenant shall be addressed to Tenant’s Authorized Representative at the Original Address of Tenant set forth in Section 1.1 prior to the Term Commencement Date and thereafter at Tenant’s Notice Address set forth in Section 1.1. Communications to Landlord shall be addressed to the Notice Address for Landlord’s Managing Agent set forth in Section 1.1. Either party may from time to time designate other addresses within the continental United States by notice to the other.

     8.5 LANDLORD’S RIGHT TO CURE
     At any time and without notice, Landlord may, but need not, cure any failure by Tenant to perform its obligations under this Lease. Whenever Landlord chooses to do so, Tenant shall pay all costs and expenses incurred by Landlord in curing any such failure, including, without limitation, reasonable attorneys’ fees together with an administrative charge equal to 15% of such costs and expenses (or such higher percentage as may then be customary with respect to first-class office buildings in downtown Boston) and interest from the date each cost or expense was incurred as provided in Section 7.6.
     8.6 SUCCESSORS AND ASSIGNS
     This Lease and the covenants and conditions herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon Tenant, its successors and assigns, and shall inure to the benefit of Tenant and only such Subtenants of Tenant as are permitted hereunder. The term “Landlord” means the original Landlord named herein, its successors and assigns. The term “Tenant” means the original Tenant named herein and its permitted successors and assigns. The term “Landlord’s Managing Agent” means the original Landlord’s Managing Agent, its successors and assigns.
     8.7 BROKERAGE
     Each of Landlord and Tenant warrants that it has had no dealings with any broker or agent in connection with this Lease or any other space in the Project except for any broker designated in Section 1.1. Each of Landlord and Tenant covenants to pay, hold harmless and indemnify the other from and against any and all costs, expense or liability for any compensation, commissions and charges claimed by any broker or agent other than any such broker designated in Section 1.1 with respect to this Lease or the negotiation thereof arising from a breach of the foregoing warranty. Landlord shall be responsible for payment of any brokerage commission to any broker designated in Section 1.1.
     8.8 WAIVER
     The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease, or, with respect to such failure of Landlord, any of the Rules and Regulations referred to in Section 5.3, whether heretofore or hereafter adopted by Landlord, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the effect of an original violation, nor shall the failure of Landlord to enforce any of said Rules and Regulations against any other tenant of the Building be deemed a waiver of any such Rules or Regulations. The receipt by Landlord of Fixed Rent or additional charges with knowledge of the breach of any covenant of this Lease shall not be deemed waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.
     8.9 ACCORD AND SATISFACTION
     Unless Landlord otherwise notifies Tenant in writing, no acceptance by Landlord of a lesser sum than all Fixed Rent and additional charges then due shall be applied or deemed to be applied except as follows: first, to interest due under Section 7.6; and second, to the installments of Fixed Rent and other charges most recently due. No endorsement or statement by Tenant on or accompanying any check or payment shall alter the application of such check or payment as set forth above. No such endorsement or statement shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of all amounts due or pursue any other remedy provided in this Lease. The delivery of keys to Landlord or to Landlord’s Managing Agent shall not operate as a termination of this Lease or a surrender of the Premises.

     8.10 REMEDIES CUMULATIVE
     The specific rights which Landlord possesses and the specific remedies to which Landlord may resort under this Lease are cumulative and are not intended to be exclusive of any other rights or remedies to which Landlord may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease or any violation or threatened violation of law by Tenant. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by court order of the violation or attempted or threatened violation of any of the provisions of this Lease or of applicable law or to a decree compelling specific performance of any such provisions.
     8.11 PARTIAL INVALIDITY
     If any term of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.
     8.12 WAIVERS OF SUBROGATION
     Any insurance carried by either party with respect to the Premises or property therein or occurrences thereon shall, if it can be so written without additional premium or with an additional premium which the other party agrees to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured hereunder prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for injury or loss due to hazards covered by such insurance to the extent of the indemnification received thereunder.
     8.13 ENTIRE AGREEMENT
     This Lease contains all of the agreements between Landlord and Tenant with respect to the Premises and supersedes all prior writings and dealings between them with respect thereto.
     8.14 NO AGREEMENT UNTIL SIGNED
     The submission of this Lease or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Premises or an offer to lease and no legal obligations shall arise with respect to the Premises or other matters herein until this Lease is executed and delivered by Landlord and Tenant and approved by the holder of any mortgage on the Building having the right to approve this Lease.
     8.15 TENANT’S AUTHORIZED REPRESENTATIVE
     Tenant designates the person named from time to time as Tenant’s Authorized Representative to take all acts of Tenant hereunder. Landlord may rely on the acts of such Authorized Representative without further inquiry or evidence of authority. Tenant’s Authorized Representative shall be the person so designated in Section 1.1 and such successors as may be named from time to time by the then current Tenant’s Authorized Representative or by Tenant’s president.
     8.16 NOTICE OF LEASE
     Landlord and Tenant agree not to record this Lease. If appropriate, both parties will, at the request of either, execute, acknowledge and deliver a Notice of Lease after the Term Commencement Date occurs and a Notice of Termination of Lease Term, each in recordable form. Such notices shall contain only the information required by law for recording. Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact (which appointment shall survive termination of the Term) with full power of substitution to execute, acknowledge and deliver a notice of termination of lease in Tenant’s name if Tenant fails to do so within 10 days after request therefor.
     8.17 TENANT AS BUSINESS ENTITY
     If Tenant is a business entity, then the person or persons executing this Lease on behalf of Tenant jointly and severally warrant and represent in their individual capacities that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Tenant has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Tenant is in compliance with all laws and orders of public authorities applicable to Tenant; (d) Tenant has duly executed and delivered this lease; (e) the execution, delivery and performance by Tenant of this Lease (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Tenant’s property, except by the provisions of this Lease; and (0 the Lease is a valid and binding obligation of Tenant in accordance with its terms. Tenant, if a business entity, agrees that breach of the foregoing warranty and representation shall at Landlord’s election be a default under this Lease for which there shall be no cure. This warranty and representation shall survive the termination of the Term.
     8.18 RELOCATION
     Landlord reserves the right to relocate the Premises to other space within the Building of comparable or superior quality on or above Floor 14 (or, with the prior approval of the first mortgagee of the Building, to such space within Phase 1) by giving Tenant prior notice of such intention to relocate. If within one month after receipt of such notice Tenant has not agreed with Landlord on the space to which the Premises are to be relocated, the timing of such relocation and the terms of such relocation, then Landlord shall have the option either to withdraw its relocation notice or to terminate this Lease on a date which is at least six months thereafter (such date to take effect as though the Lease had then expired). Such relocation right shall not apply during the last year of the Term (as the same may be extended).
     If Landlord and Tenant do so agree on relocation, then, effective on the date of such relocation, this Lease shall be amended by deleting the description of the original Premises and the Rentable Floor Area of Premises set forth in Section 1.1 and substituting therefor information relating to such relocation space. Landlord agrees to pay the reasonable cost of such relocation of the Premises, including the cost of moving Tenant to such other space, finishing such space to a condition comparable to the then condition of the Premises, and replacing any stationery rendered incorrect as a result of such relocation.
     8.19 ADJACENT PROPERTY
     Landlord makes no warranty or covenant, express or implied, concerning the operation or condition of Phase 1. Landlord shall have the right, in connection with the development, redevelopment, alteration, improvement, operation, maintenance or repair of Phase 1, to subject the Land and Phase 2 to easements for the construction, reconstruction, alteration, improvement, operation, repair or maintenance of Phase 1, for access and egress to and from Phase 1, for parking, for the installation, maintenance, repair, replacement or relocation of utilities serving Phase 1 and to subject the Land and Phase 2 to such other rights, agreements, and covenants for such purposes as Landlord may determine. Tenant hereby agrees that this Lease shall be subject and subordinate to any such matters which do not unreasonably interrupt Tenant’s use of the Premises. The foregoing sentence shall be self-operative, but Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact to execute, acknowledge and deliver any documents appropriate to accomplish or confirm the same if Tenant fails to do so within ten (10) days after request therefor.
     Landlord and its agents, employees, licensees and contractors shall also have the right to enter on the Land or Phase 2 to undertake work pursuant to any easement granted pursuant to the above paragraph; to shore up the foundations and/or walls of Phase 2; to erect scaffolding and protective barricades around, within or adjacent to

Phase 2; and to do any other act necessary for the safety of Phase 2 or the expeditious completion of such work. Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business resulting from any act by Landlord pursuant to this Section 8.19. Landlord shall use reasonable efforts to minimize the extent and duration of any inconvenience, annoyance or disturbance to Tenant resulting from any work pursuant to this Section 8.19 in or about Phase 2, consistent with accepted construction practice.
     8.20 MISCELLANEOUS PROVISIONS
     This Lease may be executed in counterparts and shall constitute the agreement of Landlord and Tenant whether or not their signatures appear in a single copy hereof. This Lease shall be construed as a sealed instrument and shall be governed exclusively by the provisions hereof and by the laws of The Commonwealth of Massachusetts as the same may from time to time exist. The titles are for convenience only and shall not be considered a part of the Lease. Where the phrases “persons acting under Tenant” or “persons claiming under Tenant” or similar phrases are used, such persons shall include Subtenants and all employees, agents, independent contractors and invitees of Tenant or of any Subtenant. The enumeration of specific examples of or inclusions in a general provision shall not be construed as a limitation of the general provision. If Tenant is granted any extension option, expansion option or other right or option, the exercise of such right or option (and notice thereof) must be unconditional to be effective, time always being of the essence to the exercise of such right or option; and if Tenant purports to condition the exercise of any option or to vary its terms in any manner, then the option granted shall be void and the purported exercise shall be ineffective. Unless otherwise stated herein, any consent or approval required hereunder may be given or withheld in the sole absolute discretion of the party whose consent or approval is required. Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent, or of partners or joint venturers or any relationship other than landlord and tenant. This Lease and all consents, notices, approvals and all other documents relating hereto may be reproduced by any party by photographic, microfilm, microfiche or other reproduction process and the originals thereof may be destroyed; and each party agrees that any reproductions shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not reproduction was made in the regular course of business) and that any further reproduction of such reproduction shall likewise be admissible in evidence. This Lease may be amended only by a writing signed by all of the parties hereto.
ARTICLE IX LANDLORD’S LIABILITY AND ASSIGNMENT FOR
FINANCING
     9.1 LANDLORD’S LIABILITY
     Tenant agrees from time to time to look only to Landlord’s interest in Phase 2 for satisfaction of any claim against Landlord hereunder or under any other instrument related to the Lease (including any separate agreements among the parties and any notices or certificates delivered by Landlord) and not to any other property or assets of Landlord. If Landlord from time to time transfers its interest in Phase 2 (or part thereof which includes the Premises), then from and after each such transfer Tenant shall look solely to the interests in Phase 2 of each of Landlord’s transferees for the performance of all of the obligations of Landlord hereunder (or under any related instrument). The obligations of Landlord shall not be binding on any partners (or trustees or beneficiaries) of Landlord or of any successor, individually, but only upon Landlord’s or such successor’s interest described above.
     9.2 ASSIGNMENT OF RENTS
     If, at any time and from time to time, Landlord assigns this Lease or the rents payable hereunder to the holder of any mortgage on the Premises or the Building, or to any other party for the purpose of securing financing (the holder of any such mortgage and any other such financing party are referred to herein as the “Financing Party”), whether such assignment is conditional in nature or otherwise, the following provisions shall apply:

     (i) Such assignment to the Financing Party shall not be deemed an assumption by the Financing Party of any obligations of Landlord hereunder unless such Financing Party shall, by written notice to Tenant, specifically otherwise elect;
     (ii) Except as provided in (i) above and (iii) below, the Financing Party shall be treated as having assumed Landlord’s obligations hereunder (subject to Section 9.1) only upon foreclosure of its mortgage (or voluntary conveyance by deed in lieu thereof) and the taking of possession of the Premises from and after foreclosure and, with respect to obligations regarding return of the security deposit, only upon receipt of the funds constituting such security deposit;
     (iii) Subject to Section 9.1, the Financing Party shall be responsible for only such breaches under the Lease by Landlord which occur during the period of ownership by the Financing Party after such foreclosure (or voluntary conveyance by deed in lieu thereof) and taking of possession, as aforesaid;
     (iv) In the event Tenant alleges that Landlord is in default under any of Landlord’s obligations under this lease, Tenant agrees to give the holder of any mortgage, by registered mail, a copy of any notice of default which is served upon the Landlord, provided that prior to such notice, Tenant has been notified, in writing, (whether by way of notice of an assignment of lease, request to execute an estoppel letter, or otherwise) of the address of any such holder. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided by law or such additional time as may be provided in such notice to Landlord, such holder shall have thirty (30) days after the last date on which Landlord could have cured such default within which such holder will be permitted to cure such default. If such default cannot be cured within such thirty day period, then such holder shall have such additional time as may be necessary to cure such default, if within such thirty day period such holder has commenced and is diligently pursuing the remedies necessary to effect such cure (including, but not limited to, commencement of foreclosure proceedings, if necessary, to effect such cure), in which event Tenant shall have no right with respect to such default while such remedies are being diligently pursued by such holder.
     Tenant hereby agrees to enter into such agreements or instruments as may, from time to time, be requested in confirmation of the foregoing.
ARTICLE X
SECURITY DEPOSIT
[Intentionally Omitted.]
ARTICLE XI
SUBORDINATION
     This Lease shall be subject and subordinate to any first mortgage and to any junior mortgage that has been approved by the first mortgagee that may now or hereafter be placed upon the Building and/or the Land and to any and all advances to be made under such mortgages and to the interest thereon, and all renewals, extensions and consolidations thereof; provided that any first mortgagee and any junior mortgagee that has been approved by the first mortgagee may elect to give this Lease priority to its mortgage, in which case this Lease shall be deemed prior in lien to such mortgage. In either of the foregoing situations, this Lease shall not have priority to (a) the prior right, claim and lien of such mortgagees in, to and upon any award or other compensation heretofore or hereafter to be made for any taking by eminent domain of any part of the Premises, and to the right of disposition thereof in accordance with the provisions of the said mortgages, (b) the prior right, claim and lien of such mortgagees in, to and upon any proceeds payable under all policies of fire and rent insurance upon the Premises and to the right of disposition thereof in accordance with the terms of the said mortgages, and (c) any lien, right, power or interest, if any, which may have arisen or intervened in the period between the recording of the mortgages and the execution of this Lease, or any lien or judgment which may arise any time under the terms of this Lease. This Section shall be self-operative, but in confirmation thereof, Tenant shall execute and deliver the Subordination of Mortgage Agreement attached as Exhibit G or whatever other instruments may be required by the first mortgagee or junior mortgagee to acknowledge such subordination or priority in recordable form.
     Executed to take effect as a sealed instrument.

FORT HILL SQUARE PHASE 2 ASSOCIATES Landlord
By:	BC Phase 2 Associates Limited Partnership, Managing Partner

By:	International Place Phase 2, Inc.,
its sole general partner

By:	/s/ Donald J. Chiofaro
Donald J. Chiofaro
Its President and Treasurer

THOMAS WEISEL PARTNERS GROUP, LLC Tenant
By:	/s/ Shaugn Stanley
	Name:	Shaugn Stanley
	Title:	CFO/Partner

TWO INTERNATIONAL PLACE
Boston, Massachusetts
FIRST AMENDMENT TO LEASE
THOMAS WEISEL PARTNERS GROUP. LLC
     First Amendment to Lease (“First Amendment”) dated as of October 25, 1999 between Fort Hill Square Phase 2 Associates, a Massachusetts general partnership (“Landlord”), and Thomas Weisel Partners Group, LLC, a Delaware limited liability company (“Tenant”).
Background
     Reference is made to a lease dated June 30,1999 from Landlord to Tenant for certain premises on the 18th floor of Two International Place, Boston, Massachusetts (the “Lease”). Capitalized terms used but not defined in this First Amendment shall have this meanings set forth in the Lease.
     Landlord and Tenant desire to provide for Tenant’s lease of a storage room on a lower level of the Building, on the terms set forth in this First Amendment.
Agreement
     FOR VALUE RECEIVED, Landlord and Tenant hereby agree as follows:
     1. Storage Room P3. Landlord agrees to lease to Tenant and Tenant agrees to lease from Landlord the space known as Storage Room P3 on Lower Level 3 of the: Building and shown on Exhibit A hereto (“Storage Space”), in its “as is” condition, subject to the following terms. The term of the lease of the Storage Space shall commence on November 1, 1999 and shall end on the last day of the Term for the Premises under the Lease (as the same may be extended under Section 2.4.1 of the Lease). The area of the Storage Space is 560 square feet of Rentable Floor Area. During the portion of the term for the Storage Space that is within the initial Term under the Lease, Tenant shall pay additional charges for the Storage Space (“Storage Space Rent”) at the annual rate of $16.00 per square foot of Rentable Floor Area in the Storage Space (payable in monthly installments of $746.66). The Storage Space Rent during the Extension Term(s), if any, under the Lease shall be payable at the fair market rent rate for the Storage Space for such Extension Term (determined in connection with the extension in question),, but not less than the prior rent rate for the Storage Space.
     Payments of Storage Space Rent shall be paid to Landlord and made at the places and times and subject to the conditions specified for payments of Annual Fixed Rent in Section 2.5 of the Lease. To the extent applicable to Tenant’s use of and conduct in the Storage Space, the provisions of the Lease shall apply, including, without limitation, all provisions of Articles V and VII of the Lease and any rules and regulations from time to time promulgated by Landlord. All expenses associated with the Storage Space (including, without limitation, Landlord’s costs associated with changing the lock on the Storage Space and brokerage commission, if any) shall be payable by Tenant.
     2. Brokerage. Tenant represents and warrants that it has had no dealings with any broker or agent in connection with this First Amendment or any other space in the Project. Tenant covenants to pay, hold harmless and indemnify Landlord from and against any and all costs, expense or liability for any compensation, commissions and charges claimed by any broker or agent other than the broker referred to in the preceding sentence with respect to this First Amendment or the negotiation thereof arising from a breach of the foregoing warranty.
     3. Ratification. Except as set forth herein, the terms of the Lease are hereby ratified and confirmed, including without limitation the provisions of Section. 9.1 of the Lease concerning Landlord’s liability, which are expressly incorporated herein.
     Executed as a sealed Massachusetts instrument as of the date first written above.

FORT HILL SQUARE PHASE, 2 ASSOCIATES, Landlord

By:	BC Phase 2 Associates Limited
Partnership, its Managing Partner

	By:	International Place Phase 2, Inc.,
its General Partner

	By:	/s/ Donald J. Chiofaro

Donald J. Chiofaro
Its President and Treasurer

THOMAS WEISEL PARTNERS GROUP, LLC, Tenant

By:	/s/ Shaugn Stanley

Name: Shaugn Stanley
Title: CFO/Partner

TWO INTERNATIONAL PLACE
Boston, Massachusetts
THOMAS WEISEL PARTNERS GROUP. LLC
     Second Amendment to Lease (“Second Amendment”) dated as of June 12, 2000 between Fort Hill Square Phase 2 Associates, a Massachusetts general partnership (“Landlord”), and Thomas Weisel Partners Group, LLC, a Delaware limited liability company (“Tenant”).
Background
     Landlord and Tenant have entered into a lease dated June 30, 1999, as amended by a First Amendment to Lease dated as of October 25, 1999 (as so amended, the “Lease”) for certain premises on the 18th floor of the Building known as Two International Place, Boston, Massachusetts. The Premises currently leased by Tenant consist of 3,197 square feet of Rentable Floor Area (the “18th Floor Premises”).
     Landlord and Tenant desire to enter into this Second Amendment to expand the Premises to include the 26th floor of the Building, on the terms more particularly set forth in this Second Amendment.
Agreement
     FOR VALUE RECEIVED, Landlord and Tenant hereby agree as follows:
     1. Expansion of Premises. Tenant currently leases the 18th Floor Premises through June 30, 2004. The space on the 26th floor of the Building outlined on Exhibit B-l attached to this Second Amendment is hereinafter referred to as the “26th Floor Premises.”
     (a) Term for the 26th Floor Premises: Possible Early Surrender of 18th Floor Premises.
     Effective as of the Delivery Date (as defined below), the Premises shall be expanded to include the 26th Floor Premises on the terms set forth herein. The initial Term for the 26th Floor Premises shall commence on the Delivery Date and shall terminate on the Term Expiration Date as set forth below. If the Rent Commencement Date (as hereinafter defined) occurs on the first day of a calendar month, the Term Expiration Date for the 26th Floor Premises shall be the day preceding the tenth (10th)

anniversary of the Rent Commencement Date. If the Rent Commencement Date does not occur on the first day of a calendar month, the Term Expiration Date shall be the last day of the month in which the tenth (10th) anniversary of the Rent Commencement Date occurs. Except as set forth herein, Tenant’s lease of the 26th Floor Premises shall be on all of the terms and conditions of the Lease.
     The Delivery Date is currently expected to occur on or about July 1, 2000 (“Estimated Delivery Date”). As used herein, the “Delivery Date” shall be the date on which the 26th Floor Premises are delivered to Tenant in accordance with this Second Amendment. Landlord shall provide Tenant with ten (10) days prior notice of the Delivery Date (the “Delivery Notice”). Landlord shall endeavor, in good faith, and use reasonable efforts to deliver the 26th Floor Premises to Tenant on or about the Estimated Delivery Date and shall from time to time, upon request, advise Tenant by written notice as to any changes in the then expected Estimated Delivery Date. Landlord’s failure to cause the 26th Floor Premises to be delivered to Tenant on or about the Estimated Delivery Date, for any reason, shall not give rise to any liability of Landlord hereunder, shall not constitute a Landlord’s default, shall not affect the validity of the Lease (as amended hereby), and shall have no effect on the beginning or end of the Term as otherwise determined hereunder or on Tenant’s obligations associated therewith. Following the Delivery Date, Landlord and Tenant shall execute, acknowledge and deliver an agreement, in recordable form, stating the date on which the Delivery Date occurred, but the failure to deliver such agreement will not affect the validity of the Lease.
     Notwithstanding the foregoing, if the 26th Floor Premises are not so delivered to Tenant by the date three (3) months after the Estimated Delivery Date, then Tenant may, by thirty (30) days’ prior notice to Landlord given within thirty (30) days after such date, terminate this Second Amendment. Such termination shall be effective, however, only if the 26th Floor Premises are not so delivered to Tenant on or before the 30th day following Tenant’s notice. If Tenant fails timely to exercise its rights to terminate the Second Amendment under this paragraph, Tenant shall not have any further such right. Tenant’s termination right under this paragraph shall be Tenant’s sole remedy for any delay in the delivery of the 26th Floor Premises.
     After the Delivery Date and through the earlier to occur of (x) the Surrender Date (as defined below) or (y) the Term Expiration Date for the 18th Floor Premises originally set forth in the Lease, Tenant shall continue to lease the 18th Floor Premises on the terms set forth in the Lease and shall pay Annual Fixed Rent, additional charges for Landlord’s Operating Expenses, and all other sums due and payable with respect to the 18th Floor Premises in accordance with the terms of the original Lease.
     In the event that Tenant leases the First Offer Space under Section 2.1.2 of the Lease (as set forth below) effective as of a date before the Term Expiration Date for the 18th Floor Premises, Tenant shall have the right to surrender the 18th Floor Premises effective as of the date (the “Surrender Date”) that is ninety (90) days after the date that the First Offer Space is added to the Premises. Such surrender right may be exercised only (1) in Tenant’s notice to Landlord under clause (iii) of the first paragraph of Section 2.1.2 of the Lease accepting Landlord’s offer of the First Offer Space as set forth in Section 2.1.2 or (2) in Tenant’s notice to Landlord offering to lease the First Offer Space on alternative terms under clause (ii) of the first paragraph of Section 2.1.2 of the Lease (provided that Tenant’s exercise of such surrender right shall be deemed to be rescinded if Landlord thereafter declines or is deemed to decline Tenant’s offer to lease the First Offer Space as set forth in Section 2.1.2). Failure by Tenant to timely exercise such election shall constitute Tenant’s waiver of its right to surrender the 18th Floor Premises. In the event that Tenant so elects to surrender the 18th Floor Premises as set forth above, Tenant shall vacate and surrender the 18th Floor Premises to Landlord in accordance with Section 5.12 of the Lease on the Surrender Date.
     To confirm the foregoing changes to the Premises and the Term, effective as of the Delivery Date (i) Exhibit B to the Lease shall be supplemented by adding Exhibit B-l to this Second Amendment, (ii) the description of Rentable Floor Area of Premises in Section 1.1 of the Lease shall be amended by supplementing the reference to “3,197 square feet located on Floor 18” with the additional phrase “and 19,177 square feet located on Floor 26”, (iii) the Premises leased by Tenant shall consist of the 18th Floor Premises and the 26th Floor Premises and (iv) the definition of “Term Expiration Date” in Section 1.1 of the Lease shall be amended by deleting “June 30, 2004” and inserting in its place “ for the 18th Floor Premises: June 30, 2004” and adding thereto “for the 26th Floor Premises: the day preceding the tenth (10th) anniversary of the Rent Commencement Date (if the Rent Commencement Date occurs on the first day of a calendar month) and otherwise the last day of the month in which the tenth (10th) anniversary of the Rent Commencement Date occurs”. In the event that Tenant exercises its right to an early surrender of the 18th Floor Premises as set forth above, effective as of the end of the day on the Surrender Date the Premises shall cease to include the 18th Floor Premises, and Rentable Floor Area of the Premises shall be adjusted accordingly.
     (b) Annual Fixed Rent for the 26th Floor Premises. The Rent Commencement Date for the 26th Floor Premises shall be the earlier of (i) the date that is ninety (90) days after the Delivery Date or (ii) the date on which Tenant occupies the 26th Floor Premises for the conduct of its regular business (which shall not be deemed to have occurred by virtue of Tenant performing alterations in the space pursuant to Paragraph l(d) below or installing furniture or equipment). Commencing on the Rent Commencement Date, Tenant shall pay Annual Fixed Rent for the 26th Floor Premises in equal monthly installments of one-twelfth of the product of (x) the Rentable Floor Area of the 26th Floor Premises and (y) an Annual Fixed Rent Rate Per Square Foot of Rentable Floor Area per annum equal to:
(i)	$65 for the first and second Rent Years (hereinafter defined);

(ii)	$66 for the third and fourth Rent Years;

(iii)	$67 for the fifth and sixth Rent Years;

(iv)	$68 for the seventh and eighth Rent Years;

(v)	$69 for the ninth Rent Year through the Term Expiration Date for the 26th Floor Premises.
          “Rent Year” shall mean, (i) with respect to the first Rent Year, the period commencing on the Rent Commencement Date and ending on the last day of the twelfth (12th) full calendar month thereafter, and (ii) with respect to each succeeding Rent Year, the twelve (12) month period commencing on the first (1st) day of the month immediately following the expiration of the previous Rent Year.
     (c) Operating Expenses. With respect to the 26th Floor Premises, Tenant shall pay additional charges for Landlord’s Operating Expenses under Section 2.6 of the Lease, which shall be calculated using a Base Operating Expenses Per Square Foot of Rentable Floor Area for the 26th Floor Premises equal to the 2000 Base. The term “2000 Base” shall mean the amount of Landlord’s Operating Expenses per square foot of Rentable Floor Area actually charged to office tenants in the Building for calendar year 2000 under leases with definitions of Landlord’s Operating Expenses and Landlord’s Taxes equivalent to those in Section 2.6 of the Lease (excluding “restricted items” that are provided on a direct reimbursement basis, such as after-hours HVAC).
     All payments of Annual Fixed Rent and additional charges for the 26th Floor Premises (including, without limitation, additional charges for electricity under Section 2.7 of the Lease) shall be paid at the times and in the manner set forth in Sections 2.5,2.6 (as amended by this Paragraph l(c)), and 2.7 of the Lease. Notwithstanding the foregoing to the contrary, Tenant shall not be responsible for any additional charges for Landlord’s Operating Expenses for the 26th Floor Premises (other than restricted items that are provided on a direct reimbursement basis, such as after-hours HVAC) for the first Rent Year.
     (d) Acceptance of Existing Work. Tenant has inspected, and is satisfied with, the “as is” condition of the 26th Floor Premises and the elements of Landlord’s Work and Finish Work now located therein. Tenant shall be deemed to have accepted all elements of Landlord’s Work and Finish Work in the Premises on the Delivery Date. Any Finish Work constructed by Tenant in the 26th Floor Premises shall be performed in accordance with, and subject to, the provisions of Section 5.10 of the Lease. Landlord has approved, and Tenant shall install as part of the Tenant Work in the 26th Floor Premises prior to the date six (6) months after the Delivery Date, the enhancements of the electrical power service to the Premises described on Exhibit C-l to this Second Amendment (including a new riser serving the Premises), the modifications to the restrooms on floor 26 described on Exhibit C-2 to this Second Amendment, and the installation of a supplemental condenser water system described on Exhibit C-3 to this Second Amendment (including the supplemental unit, the riser, all plumbing and electrical work, and related equipment [but excluding the Tenant Supplemental HVAC Equipment, as defined below], the “Supplemental Condenser Water System”), all of which shall be performed by Tenant in accordance with, and subject to, Section 5.10 of the Lease (including preparation by Tenant and approval by Landlord of final construction plans, to the extent not previously approved by Landlord prior to the date of this Second Amendment). Tenant’s installation of the Supplemental Condenser Water System shall include, without limitation, the costs of purchasing the unit specified on Exhibit C-3, installing the unit on the roof level of the Building, and building the riser from the rooftop level of the Building to the 26th Floor Premises. Access to portions of the Building outside the Premises reasonably required for the performance of such work shall be coordinated through Landlord. Landlord shall cooperate with Tenant in permitting such access and in obtaining permits and approvals for the Supplemental Condenser Water System, at Tenant’s expense. Use of the condenser water from the Supplemental Condenser Water System is addressed in Section l(n) below
     As used herein, the term “Supplemental Condenser Water System” shall not include the Tenant’s supplemental HVAC equipment on the floor on which the Premises are located (e.g., air conditioning units) or piping extending to the Premises from the supplementary cooling riser shutoff valves on the floor (collectively, the “Tenant Supplemental HVAC Equipment”). Tenant shall install, maintain, operate, and repair all Tenant Supplemental HVAC Equipment in accordance with and subject to the terms of the Lease. Installation of the Tenant Supplemental HVAC Equipment shall be deemed Tenant Work.
     Landlord shall not be responsible for any aspects of the design or construction of Finish Work, the correction of any defects therein, or any delays in the completion thereof. If and to the extent Landlord so requests, Tenant shall remove all or part of the alterations and equipment installed pursuant to Exhibits C-l and C-2 to this Second Amendment (and, if Landlord so elects, for the Supplemental Condenser Water System and/or the Tenant Supplemental HVAC Equipment) at the expiration or earlier termination of the Term and restore the affected areas to the condition existing prior to the installation of such alterations and equipment.
     (e) Finish Work Allowance. Landlord shall provide an allowance of up to $572,910.00 (the “Finish Work Allowance”) for costs incurred by Tenant associated with the design, engineering, and construction of Tenant Work in the 26th Floor Premises (“Allowance Costs”). The Finish Work Allowance shall be disbursed as requisitioned by Tenant, but in no more than three disbursements. For each disbursement, Tenant shall submit a requisition package to Landlord prior to the first day of the month, with an itemization of the costs being requisitioned, a certificate by an officer of Tenant that all such costs are Allowance Costs and have been incurred and paid for by Tenant, and appropriate back-up documentation including, without limitation, lien releases (in a form reasonably approved by Landlord), paid invoices, and bills. The final requisition package shall further include an executed estoppel letter under the Lease and an original certificate of occupancy. Landlord shall have no obligation to disburse any amounts under this Section l(e) at any time (i) when Tenant is in default under the Lease (continuing beyond any applicable notice and cure period) or (ii) when, after notice from Landlord, there exists an event or condition which with the passage of time would give rise to a default.

     (f) Security Deposit. Within five (5) days after Tenant’s receipt of the Delivery Notice, Tenant shall deliver to Landlord, as security for the performance of the obligations of Tenant hereunder, subject to the terms and conditions set forth in this Section l(f) the sum of $500,000.00 (the “Security Deposit”). The Security Deposit shall be held in an account in the name of Landlord at Dreyfus and invested in a money market account, United States Treasury securities or such other investment reasonably acceptable to Landlord and designated by Tenant at the time such Security Deposit is delivered to Landlord. Interest, dividends, distributions and other earnings on the Security Deposit shall be paid to Tenant as and when earned. For so long as no default has occurred under the Lease (and no event has occurred or condition exists which with notice and/or the passage of time would give rise to such a default), on the second anniversary of the Rent Commencement Date, and on each of the third through the ninth anniversaries of the Rent Commencement Date, the amount of the Security Deposit shall be reduced by $50,00.00. If Tenant shall default in any of its obligations under this Lease, beyond the expiration of any applicable notice or cure period, Landlord may draw on the Security Deposit and apply same to any or all amounts owed by Tenant to Landlord (whether as rent or damages hereunder), and Tenant shall, within five days after receipt of notice of any such draw by Landlord, restore the Security Deposit to the full amount on deposit immediately prior to such draw.
     (g) Extension Term for the 26th Floor Premises. Effective as of the Delivery Date, Section 2.4.1 of the Lease is hereby deleted in its entirety and replaced with the following:
          “2.4.1 Extension Option. Tenant shall have one option (the “Extension Option”) to extend the Term for one five-(5)-year extension term (the “Extension Term”). Any extension of the Term shall be applicable to the entire 26th Floor Premises(the “Extension Premises”). If Tenant fails timely to exercise the Extension Option, Tenant shall have no further extension rights hereunder. Annual Fixed Rent for any Extension Term shall be paid in accordance with the terms and conditions of Section 2.5 at an Annual Fixed Rent Rate equal to the Extension Rent Rate set forth in Section 2.5.1. Tenant’s lease of the Extension Premises during any Extension Term shall be on all of the terms and conditions of this Lease in effect immediately prior to the extension (except that Tenant shall have no further option to extend the Term after the end of the Extension Term).
          The procedures for Tenant to exercise the Extension Option, and for the applicable Extension Rent Rate applicable to the Extension Term to be determined, are as follows:

          (i) If Tenant wishes to consider exercising the Extension Option, Tenant shall so notify Landlord no more than eighteen (18) months, and no less than fifteen (15) months, prior to the date the Term is then scheduled to expire. Failure by Tenant timely to send a notice under this Paragraph (i) shall constitute an irrevocable waiver of Tenant’s right to extend the Term.
          (ii) If Tenant timely delivers a notice under Paragraph (i) above, Landlord shall furnish Tenant with Landlord’s estimate of the Extension Rent Rate for the Extension Term no later than twelve (12) months prior to the date the Term is then scheduled to expire.
          (iii) If Tenant timely notifies Landlord under Paragraph (i) above, on or before the date one (1) month after Landlord furnishes its estimate to Tenant under Paragraph (ii) above, Tenant shall either (a) waive the Extension Option, (b) exercise the Extension Option by giving Landlord notice to such effect accepting Landlord’s estimate of the Extension Rent Rate for the Extension Term, or (c) exercise the Extension Option but cause the matter of the Fair Market Rent Rate to be submitted to arbitration in accordance with Section 2.5.3 hereof by giving Landlord notice to such effect, which notice under clause (c) shall state Tenant’s estimate of the Fair Market Rent Rate. Failure timely to give a notice exercising the Extension Option as specified under this Paragraph (iii) shall constitute an irrevocable waiver of Tenant’s right to extend the Term.
          (iv) If Tenant shall exercise the Extension Option in accordance with this Section 2.4.1, the provisions of this Section shall be self-operative, but upon request by either party after determination of the Extension Rent Rate for the Extension Term, the parties shall execute an agreement specifying the Annual Fixed Rent Rate for the Extension Term and acknowledging the extension of the Term.
          (v) Notwithstanding any provision of this Section to the contrary, Tenant’s option to extend the Term shall be void, at Landlord’s election, if (a) Tenant is in default hereunder, after any applicable notice and cure periods have expired, at the time Tenant elects to extend the Term or at the time the Term would expire but for such extension, or (b) any Sublease exists at either such time that results in the Tenant originally named herein (or any entity for which Landlord’s consent to a Sublease is not required under Section 5.9) occupying less than 75% of the 26th Floor Premises.”
     (h) Freight Elevator. Landlord will provide nonexclusive freight elevator service to Tenant for the construction period for Tenant’s initial Tenant Work in the 26th Floor Premises (and for the performance and installation of all other work referenced in Paragraph l(d) above) and during the move from the 18th Floor Premises to the 26th Floor Premises, in each case without charge for use during normal business hours. After hours freight elevator service shall be provided at Landlord’s standard charges.

     (i) Rooftop Antenna. If the Tenant originally named herein hereafter desires to install a rooftop satellite dish on the roof the Building for use in connection with its normal business operations in the 26th Floor Premises, Landlord shall review with Tenant the potential availability and location of any such rooftop space, if any such space is then available, and the charges and other terms and conditions under which Landlord would then be willing to allow such use of a rooftop space by Tenant. Without limiting the generality of the preceding sentence, the location of any such space, if any, and the use of any riser for cabling between the 26th Floor Premises and such space, if any, shall be as designated by Landlord, and all costs associated with installing any such satellite dish, and of obtaining any governmental approvals therefore, shall be borne solely by Tenant. Nothing in this Paragraph l(i) shall be construed to require Landlord to reserve any space on the roof of the Building for Tenant or to obligate Landlord to provide any particular rooftop space or to provide such space on any particular terms or conditions.
     (j) Building Directory and Office Identification. Supplementing the provisions of Section 4.1.3 of the Lease, from and after the Delivery Date, Landlord shall provide, at Landlord’s initial cost and expense, up to twenty (20) lines of listings on the directory board in the lobby of the Building.
     (k) Relocation. The provisions of Section 8.18, as set forth in the original Lease, shall continue to apply to the 18th Floor Premises, without regard to the modifications set forth in the next paragraph for the 26th Floor Premises.
     In addition, the provisions of Section 8.18 of the original Lease shall also apply separately to the 26th Floor Premises with the modifications set forth in this paragraph below. Effective as of the Delivery Date, Section 8.18 of the Lease is hereby amended by changing the reference to “Floor 14” to “Floor 22” and the reference to “one month after receipt of such notice” to “three (3) months after receipt of such notice.” Landlord’s notice shall include a floor plan identifying the new premises, which premises shall have a Rentable Floor Area equal to or greater than 19,000 square feet of Rentable Floor Area (it being agreed that if the Rentable Floor Area of the replacement premises is greater, the Annual Fixed Rent with respect to the replacement premises shall not be increased above the Annual Fixed Rent from time to time payable for the original Premises) and shall be similar thereto in configuration and lay-out. Any such relocation under Section 8.18 shall occur on only one occasion after the fifth (5th) Rent Year. In addition to Landlord’s obligations associated with a relocation under Section 8.18, prior to relocation, Landlord, at Landlord’s cost and expense, shall perform the work necessary to construct in the replacement premises the Tenant Work and Finish Work previously made in the Premises, and including, without limitation, all risers, wiring, cabling, wiring for computers and telecommunications equipment and installation of all related equipment (it being understood that such work shall be of similar quality and quantity to that then existing in the Premises). Landlord agrees that it shall use contractors reasonably satisfactory to Tenant for the installation in the replacement premises of Tenant Work and Finish Work, fixtures, telecommunications equipment, computers and related wiring and equipment. Tenant shall have the right to have a representative of Tenant present to supervise the work in the replacement premises. Landlord shall be responsible for all reasonable out-of-pocket expenses incurred by Tenant associated with such relocation. Effective as of the date, if any, that Tenant shall become obligated to expand the Premises to include an aggregate area of at least two (2) floors in the Building (whether by exercise of the right of first offer set forth in Section 2.1.2 herein or otherwise), Section 8.18 of the Lease shall be deemed deleted in its entirety, and Landlord shall have no right to relocate Tenant under Section 8.18 of the Lease.
     (1) Assignment. Subletting. Effective as of the Delivery Date, the first paragraph of Section 5.9 of the Lease is hereby deleted in its entirety and replaced with the following:
     “Tenant shall not assign this Lease, or sublet or license the Premises or any portion thereof, or permit the occupancy of all or any portion of the Premises by anybody other than Tenant (all or any of the foregoing actions are referred to as “Subleases” and all or any of assignees, subtenants, licensees, and other such parties are referred to as “Subtenants”) without obtaining, on each occasion, the prior consent of the Landlord. Landlord’s consent to a proposed sublease shall not be unreasonably withheld or delayed, it being understood that (i) Landlord may consider, among other things, whether the proposed subtenant is a reputable organization that will not detract from the first-class character of the Building and Project, and (ii) the proposed sublease must comply with all other provisions of this Lease (including, without limitation, this Section 5.9), must not alter Landlord’s rights under the Lease, and must not impose any additional obligation on Landlord. A Sublease shall include, without limitation, any transfer of Tenant’s interest in this Lease by operation of law, merger or consolidation of Tenant into any other firm or corporation, and the transfer or sale of a controlling interest in Tenant, whether by sale of its capital stock or otherwise. Unless Landlord’s consent specifically provides otherwise with respect to a particular proposed Subtenant, Tenant shall not offer to make or make a Sublease to any of the following: (i) a tenant in the Project; (ii) any party with whom Landlord, the landlord of Phase 1, or any other affiliate of Landlord is then negotiating (or has negotiated within the previous six (6) months) with respect to space in the Project; (iii) any entity owned by, owning, or affiliated with, directly or indirectly, any tenant or party described in clauses (i) and (ii) hereof; or (iv) any party which would be of such type, character or condition as to be inappropriate, in Landlord’s judgment, as a tenant for a first class office building. Tenant shall not, without Landlord’s approval, publicly offer or advertise any Sublease of all or any portion of the Premises unless the aggregate rent and other charges payable to Tenant under such Sublease equal or exceed the then prevailing fair market rent rate for such space. Tenant’s request for consent to a Sublease shall include a copy of the proposed Sublease instrument, if available, or else a statement of the proposed Sublease in detail satisfactory to Landlord, together with reasonably detailed financial, business and other information about the proposed Subtenant. Landlord shall have the option (but not the obligation) to terminate the Lease with respect to the portion of the Premises which Tenant proposes to Sublease effective upon the date of the proposed Sublease and continuing for the proposed term thereof by giving Tenant notice of such termination within 30 days after Landlord’s receipt of Tenant’s request. If Landlord exercises such option, Tenant shall be released from all obligations and liabilities under the Lease with respect to said portion of the Premises effective as of the termination date and for the proposed term of the proposed Sublease. If Tenant does make a Sublease hereunder, and if 95% of the aggregate rent and other amounts payable to Tenant under and in connection with such Sublease (including without limitation any amounts for leasehold improvements or on account of Tenant’s costs associated with such Sublease) exceed the effective rent and other charges due hereunder with respect to the space and time period in question, Tenant shall pay to Landlord upon receipt by Tenant, as an additional charge, the amount of such excess. (“Effective rent” shall mean the Annual Fixed Rent due hereunder for such space and time period after reduction for free rent amounts, rent holidays, rent concessions, special tenant inducements and the like allocated over the Term on a straight-line basis.) If the amount of rent and other charges payable under a Sublease is not readily ascertainable, such amount may, at Landlord’s option, be deemed to equal the fair market rent then obtainable for the space in question.”
     (m) Right of First Offer. Effective as of the Delivery Date, the following Section 2.1.2 shall be added to the Lease:
          “2.1.2 Right of First Offer. The term “First Offer Space” shall mean whichever of the 25th floor or the 24th floor (but not both floors) of the Building first becomes available for lease to Tenant under this Section 2.1.2. If both of such floors simultaneously become available for lease to Tenant under this Section 2.1.2, the “First Offer Space” shall mean the 25th floor of the Building. Before hereafter entering into an initial lease for the First Offer Space with a third party (other than any current tenant or occupant of such space or a prospective tenant that will lease at least two (2) floors of the Building, including the First Offer Space), Landlord shall notify Tenant of the terms on which Landlord intends to lease the space (“Landlord’s Notice”). Within fifteen (15) business days after receipt of Landlord’s Notice, Tenant may, by written notice delivered to Landlord, (i) reject Landlord’s Notice, or (ii) reject Landlord’s Notice but unconditionally and irrevocably offer to lease the First Offer Space from Landlord for its own use on specific economic and other material terms proposed in Tenant’s response, or (iii) unconditionally and irrevocably agree to lease such space from Landlord for its own use on the terms set forth in Landlord’s Notice (the failure by Tenant to timely respond as aforesaid being deemed Tenant’s rejection of Landlord’s Notice).

     “If Landlord’s Notice is rejected under clause (i) above (or deemed rejected by Tenant’s failure to timely respond), then Landlord may enter into any lease for such space.
     “If Tenant timely offers to lease the First Offer Space on alternative terms as set forth in clause (ii) above, then Landlord may, by written notice delivered within thirty days of receipt thereof, accept or decline such offer (the failure to so respond being deemed Landlord’s election to decline Tenant’s offer). If such offer under clause (ii) is declined (or deemed declined), then, for a period of one year after Landlord’s receipt of Tenant’s offer, Landlord may enter into any lease for such space at an effective rent (after taking into account any tenant improvement allowance) greater than and on such other material terms no less favorable to Landlord than those set forth in Tenant’s offer. If, during such one-year period, Landlord desires to enter into a third-party lease at an effective rent less than or equal to the effective rent and on such other material terms less favorable to Landlord than those set forth in Tenant’s offer, Landlord shall deliver to Tenant a new Landlord’s Notice. If Landlord does not enter into any such lease within such one-year period, Landlord shall re-commence the process under this Section 2.1.2 before entering into a lease for the First Offer Space.
     “If Landlord timely accepts an offer by Tenant under clause (ii) above, or if Tenant timely agrees to lease the space as set forth in clause (iii) above, the First Offer Space shall, subject to the following paragraph below and without further action by the parties, be leased by Tenant on the accepted terms and otherwise on all of the terms of the Lease in effect immediately prior to such expansion, provided that, at the request of either party, Landlord and Tenant shall promptly execute and deliver an agreement confirming such expansion of the Premises and the estimated date the Premises are to be expanded pursuant to this Paragraph with a provision for establishing the effective date of such expansion based on actual delivery. Landlord’s failure to deliver all or any part of the First Offer Space within three (3) months after the estimated delivery date for such space, for any reason, shall not give rise to any liability of Landlord, shall not alter Tenant’s obligation to accept such space when delivered, shall not constitute a default of Landlord, and shall not affect the validity of the Lease. Notwithstanding the foregoing, if the First Offer Space is not delivered to Tenant by the date three (3) months after the estimated delivery date for such space, then Tenant may, by thirty (30) days’ prior notice to Landlord given within thirty (30) days after such date, terminate its offer to lease such space. Such termination shall be effective, however, only if the First Offer Space is not delivered to Tenant on or before the 30* day following Tenant’s notice of such termination. If Tenant fails timely to exercise its rights to terminate its offer under this paragraph, Tenant shall not have any further such right. Tenant’s termination right under this paragraph shall be Tenant’s sole remedy for any delay in the delivery of the First Offer Space.

     “Notwithstanding any provision of this Section to the contrary, Tenant’s rights under this Section shall be void, at Landlord’s election, if (i) Tenant is in default hereunder, after any applicable notice and cure periods have expired, at the time Landlord would have given the Landlord’s Notice under this Section 2.1.2, at the time Tenant makes any election with respect to the First Offer Space under this Section, or at the time the First Offer Space would be added to the Premises, or (ii) any Sublease exists at any such time which requires Landlord’s consent under Section 5.9. Nothing in this Section 2.1.2 shall be construed to grant to Tenant any rights or interest in any space in the Building other than the First Offer Space, and any claims by Tenant alleging a failure of Landlord to comply herewith shall be limited to claims for monetary damages. Tenant may not assert any rights in any space other than the First Offer Space nor file any lis pendens or similar notice with respect to any space.”
     (n) Supplemental Condenser Water System. Upon Tenant’s completion of installation of the Supplemental Condenser Water System under paragraph l(d) above, including final testing of the installed system reasonably satisfactory to Landlord and commencement of regular operations of such system (“System Completion”), the Supplemental Condenser Water System shall be the property of Landlord and become part of the Building’s base building systems. Upon System Completion, Tenant shall be deemed to have assigned to Landlord all warranties for the Supplemental Condenser Water System (including warranties for the supplemental unit, the riser, all plumbing and electrical work, and related equipment), shall reasonably cooperate with Landlord in the enforcement of such warranties, and shall deliver to Landlord such documents in Tenant’s possession as Landlord may from time to time request confirming such assignment of warranties.
     After System Completion, Landlord shall repair, maintain, and operate the Supplemental Condenser Water System as part of the Building’s base building systems, subject to and in accordance with the terms of the Lease, including without limitation Section 5.2, and shall be responsible for allocating the capacity of the system among Building users. Landlord shall use reasonable efforts to provide Tenant with at least thirty (30) days prior notice of any shutdown of the Supplemental Condenser Water System for routine preventative maintenance work, provided that such prior notice shall not be required in cases of emergency, unexpected system repairs, or other nonroutine situations. Landlord shall not be responsible for the repair, maintenance, or operation of the Tenant Supplemental HVAC Equipment, nor have any obligation or liability with respect thereto.
     In consideration of Tenant’s installation of the Supplemental Condenser Water System, Tenant shall be entitled to use during the Term, without additional charge by Landlord, not more than 160 GPM of supplemental condenser water (or, if lesser, an amount of supplemental condenser water not more than fifty percent (50%) of the actual total capacity of the Supplemental Condenser Water System, which is designed to produce a total of 320 GPM). Upon request from time to time, Landlord shall provide

Tenant with reasonable information concerning the capacity of and allocation of water from the Supplemental Condenser Water System. Tenant acknowledges that Landlord shall be entitled to use, for its own use or for other tenants or other parties, the remaining capacity of the Supplemental Condenser Water System, or such greater amount of supplemental condenser water as Tenant from time to time does not actually use. Subject to the foregoing requirements, Landlord may use the non-exclusive riser installed by Tenant as part of the Supplemental Condenser Water System to supply supplemental condenser water for such other uses and may, at no cost to Tenant, extend such riser to other portions of the Building.
     (o) Enhanced Electrical Power Service. The enhancements to the electrical power service described in Paragraph l(d) above shall be for the exclusive use of the Tenant (Tenant having the sole right to use the new riser capacity up to the size of the riser disconnect), provided that Landlord may connect additional power to the new switchboard located in the main electrical switchgear room that does not exceed the capacity of the switchboard. Tenant shall pay all costs of electricity used in the 26th Floor Premises during the Term for the 26th Floor Premises (including, without limitation, the additional electrical usage arising from the enhancements to the electric service installed pursuant to Paragraph l(d) above) in accordance with and subject to the terms of Section 2.7 of the Lease. Such usage shall be measured by a submeter installed by Tenant as part of the Finish Work for the 26th Floor Premises.
     2. Brokerage. Each of Landlord and Tenant represents and warrants to the other that it has had no dealings with any broker or agent in connection with this Second Amendment or any other space in the Project, except for Cushman & Wakefield of Massachusetts, Inc. Each of Landlord and Tenant covenants to pay, hold harmless and indemnify the other from and against any and all costs, expense or liability for any compensation, commissions and charges claimed by any broker or agent other than the broker referred to in the preceding sentence with respect to this Second Amendment or the negotiation thereof arising from its breach of the foregoing warranty.
     3. Ratification. Except as set forth herein, the terms of the Lease are hereby ratified and confirmed, including without limitation the provisions of Section 9.1 of the Lease concerning Landlord’s liability, which are expressly incorporated herein.

     Executed as a sealed Massachusetts instrument as of the date first written above.

FORT HILL SQUARE PHASE 2 ASSOCIATES, Landlord

By:	BC Phase 2 Associates Limited Partnership, its Managing Partner

	By:	International Place Phase 2,
Inc., its General Partner

	By:	/s/ Donald J. Chiofaro

Donald J. Chiofaro Its President and Treasurer

THOMAS WEISEL PARTNERS GROUP, LLC, Tenant

By:	/s/ Shaugn Stanley

Name: Shaugn Stanley
Title: CFO/Partner

TWO INTERNATIONAL PLACE
Boston, Massachusetts
THOMAS WEISEL PARTNERS GROUP. LLC
     This Third Amendment to Lease (the “Third Amendment”) is made as of January 8, 2002, by and between Fort Hill Square Phase 2 Associates, a Massachusetts general partnership (the “Landlord”) and Thomas Weisel Partners Group, LLC, a Delaware limited liability company (the “Tenant”).
Background
     A. Landlord and Tenant have entered into a lease dated June 30, 1999, as amended by a First Amendment to Lease dated as of October 25,1999 and a Second Amendment to Lease dated as of June 12, 2000 (the “Second Amendment”) between Landlord and Tenant (as so amended, the “Lease”) for certain premises comprised of (a) 3,197 square feet of Rentable Floor Area on the 18th floor (the “18th Floor Premises”), (b) 19,117 square feet of Rentable Floor Area on the 26th floor (the “26th Floor Premises”) (the 18th Floor Premises and the 26th Floor Premises collectively being known as the “Premises”), and (c) 560 square feet of Rentable Floor Area of storage space on Lower Level 3 (the “Storage Space”) of Two International Place, Boston, Massachusetts. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Lease.
     B. The Term of the Lease for the 18th Floor Premises is currently scheduled to expire on June 30, 2004 (the “Term Expiration Date for the 18th Floor Premises”).
     C. Landlord and Tenant desire to enter into this Third Amendment to provide for the surrender of the 18th Floor Premises by Tenant to Landlord prior to the Term Expiration Date for the 18th Floor Premises, subject to the terms and conditions set forth in this Third Amendment.

Agreement
     In consideration of the mutual covenants herein contained, Landlord and Tenant hereby agree and confirm as follows.
     1. Early Termination Date for 18th Floor Premises. The Term of the Lease with respect to the 18th Floor Premises shall expire at 12:00 midnight on January 31, 2002 (the “Early Termination Date”) as though such date were the Term Expiration Date for the 18th Floor Premises originally set forth in Section 1.1 of the Lease. From and after the Early Termination Date, all rights and obligations of Landlord and Tenant solely with respect to the 18th Floor Premises shall terminate as though the Early Termination Date were the Term Expiration Date for the 18th Floor Premises except for (a) the obligations under the Lease with respect to the 18th Floor Premises that arise during or are otherwise attributable to the period prior to the Early Termination Date (including without limitation the annual reconciliations of Landlord’s Operating Expenses under Section 2.6 of the Lease with respect to the period prior to the Early Termination Date, which will occur after the Early Termination Date), (b) the obligations that are specified in the Lease to survive the Term Expiration Date for the 18th Floor Premises, and (c) the obligations that are to be performed under this Third Amendment before or after the Early Termination Date.
     2. Surrender of 18th Floor Premises. Tenant shall vacate and surrender the 18th Floor Premises to Landlord on the Early Termination Date in the condition required in Section 5.12 of the Lease. For the portion of the Term commencing on the day immediately following the Early Termination Date, (a) the Premises shall consist of the 26th Floor Premises only, (b) all references in the Lease to the portion of the Premises on the 18th Floor shall be deemed to have been deleted and to be without further force or effect, including without limitation, the fourth and fifth paragraphs and the last sentence of the sixth paragraph of Paragraph l(a) of the Second Amendment, which deal with the surrender of the 18th Floor Premises in the event of the lease of First Offer Space and which shall be deleted in their entirety, and (c) Tenant shall continue to lease the 26th Floor Premises and the Storage Space in accordance with the terms and conditions set forth in the Lease.
     3. Additional Rent Payments. Commencing on February 1, 2002 and continuing through June 30, 2004 (the “Additional Rent Period”), Tenant shall pay to Landlord additional rent payments in the monthly amount of $4,795.50 (the “Additional Rent Payments”). The Additional Rent Payments (a) shall constitute additional rent for the 26th Floor Premises, (b) shall be in addition to all payments of Annual Fixed Rent and other additional charges set forth in the Lease (as previously amended) for the 26th Floor Premises and the Storage Space, and (c) shall have no effect on Tenant’s obligations for the 18th Floor Premises with respect to the period ending on the Early Termination Date under Paragraph 1 above. Such Additional Rent Payments shall be paid on the first day of each calendar month of the Additional Rent Period and otherwise in the manner set forth in Section 2.5 of the Lease. Notwithstanding anything to the contrary in the Lease, Tenant’s obligation to pay Additional Rent Payments shall not be affected in any way by any abatement of rent for the 26th Floor Premises under Section 4.2 or Article VI of the Lease, by any termination of the Lease under Article VI of the Lease, or by any other reason giving rise to any abatement or suspension of rent for the 26th Floor Premises. In the event of a Tenant default under Section 7.1 (continuing beyond applicable notice and cure periods), at Landlord’s election, all remaining Additional Rent Payments shall become immediately due and payable.
     4. General. Except as set forth herein, the Lease as originally executed and previously amended is hereby ratified and confirmed in all respects.
     Executed as a sealed Massachusetts instrument as of the date first set forth above.

FORT HILL SQUARE PHASE 2 ASSOCIATES, a Massachusetts general partnership, Landlord

By:	BC Phase 2 Associates Limited Partnership, a Massachusetts limited partnership, managing partner

	By:	International Place Phase 2, Inc., a
Massachusetts corporation, sole general
partner

	By:	/s/ Donald J. Chiofaro

Donald J. Chiofaro President and Treasurer

THOMAS WEISEL PARTNERS GROUP, LLC, Tenant

By:	/s/ Shaugn Stanley

Name: Shaugn Stanley
Title: CFO/Partner
Hereunto duly authorized